UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to ss.240.14a-12

ELIZABETH ARDEN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on November 9, 2011

The annual meeting of shareholders of Elizabeth Arden, Inc. will be held on Wednesday, November 9, 2011, at 10:00 a.m., local time, at our corporate office located at 2400 S.W. 145th Avenue, 2nd Floor, Miramar, Florida 33027, for the following purposes, as described in the attached proxy statement:

1.	To elect as directors the seven nominees named in the accompanying Proxy Statement to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2.	To hold an advisory vote on executive officer compensation;

3.	To hold an advisory vote on the frequency of future advisory votes on executive officer compensation;

4.	To approve the Elizabeth Arden, Inc. 2011 Employee Stock Purchase Plan;

5.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012; and

6.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on September 12, 2011, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of that meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting. For 10 days prior to the annual meeting and during the annual meeting, a list of shareholders entitled to vote will be available for inspection at our corporate office located at 2400 S.W. 145th Avenue, 2nd Floor, Miramar, Florida 33027.

It is important that your shares be represented at the annual meeting regardless of how many shares you own. Whether or not you intend to be present at the annual meeting in person, we urge you to complete, date and sign the enclosed proxy card and return it in the envelope provided for that purpose. Many shareholders who hold their shares in the street name of a bank or brokerage firm may have the option to vote by telephone or the Internet. We urge you to vote by telephone or the Internet, if possible, since your vote will be recorded quickly and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. See your proxy card for further instructions on voting. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you attend the meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card or voted by telephone or through the Internet. Also, you may revoke your proxy by written notice sent to the attention of Secretary, Elizabeth Arden, Inc., or by delivery of a later-dated proxy at any time before it is voted.

By Order of the Board of Directors

OSCAR E. MARINA Secretary

Miramar, Florida

October 11, 2011

YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE

ACCOMPANYING POSTAGE-FREE ENVELOPE OR TO VOTE BY TELEPHONE OR THE INTERNET WHERE

POSSIBLE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

ELIZABETH ARDEN, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 9, 2011

General

This proxy statement is being furnished to holders of common stock, par value $.01 per share, of Elizabeth Arden, Inc., in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held at our corporate office located at 2400 S.W. 145th Avenue, 2nd Floor, Miramar, Florida 33027, at 10:00 a.m., local time, on November 9, 2011, and at any adjournment or postponement of the meeting, for the purposes set forth in the accompanying notice of meeting.

It is anticipated that our annual report for the fiscal year ended June 30, 2011 (fiscal 2011), this proxy statement and the accompanying form of proxy card will be first mailed to our shareholders on or about October 11, 2011. The annual report is not to be regarded as proxy soliciting material.

Outstanding Shares and Voting Rights

Only holders of record of our common stock at the close of business on September 12, 2011, are entitled to notice of and to vote at the annual meeting. On that date, there were 29,012,563 shares of common stock entitled to vote on each matter to be presented at the annual meeting. Holders of our common stock have one vote per share on all matters.

A majority of the shares of our common stock entitled to vote on a matter, represented in person or by proxy, will constitute a quorum for action on a matter at the annual meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers (or other custodians with record title to your shares held in street name) that do not receive instructions from beneficial owners may only exercise their discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2012, and may not exercise their discretionary voting power with respect to any of the other proposals to be voted on at the annual meeting. Accordingly, if you do not instruct your broker how to vote on (i) the election of directors, (ii) the advisory vote on our executive officer compensation, (iii) the advisory vote on the frequency of future advisory votes on executive officer compensation, or (iv) the proposal to approve the Elizabeth Arden, Inc. 2011 Employee Stock Purchase Plan, your broker will not vote for you.

Pursuant to our by-laws, a majority of the votes cast at the annual meeting of shareholders at which a quorum is present is required to elect each director. With respect to matters other than the election of directors, our by-laws provide that, if a quorum is present at a meeting of shareholders, a matter is approved by our shareholders if the votes cast at the meeting in favor of a matter presented for shareholder approval exceed the votes cast against such matter, except as otherwise provided by our amended and restated articles of incorporation or applicable law. Consequently, the number of shares of common stock represented in person or by proxy, and entitled to vote at the meeting, that are voted in favor of the approval of the resolution regarding the advisory vote on our executive compensation, the approval of the Elizabeth Arden, Inc. 2011 Employee Stock Purchase Plan and the proposed ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2012, must exceed the number of shares voted against the approval of such matter in order for such proposal to be approved by our shareholders. For the advisory vote on the frequency of future advisory votes on executive compensation, the frequency option that receives the highest number of votes cast will be determined to be the preferred frequency with which we will hold a shareholder vote to approve the compensation of our named executive officers. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on any of the proposals to be voted on at the annual meeting.

Shares represented by a properly executed proxy received in time to permit its use at the annual meeting or any adjournment or postponement of this meeting, and not revoked, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted:

•	FOR the election of all of the nominees for director named in this Proxy Statement (Proposal 1);

•	FOR the approval, on an advisory basis, of the compensation of our executive officers (Proposal 2);

•	FOR the approval, on an advisory basis, of an annual advisory vote on compensation of our executive officers (Proposal 3);

•	FOR the approval of the Elizabeth Arden, Inc. 2011 Employee Stock Purchase Plan (Proposal 4);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2012 (Proposal 5); and

•	in the discretion of the proxy holders as to any other matter that may properly come before the annual meeting and any adjournment or postponement thereof.

You are requested, regardless of the number of shares that you hold, to sign the proxy and return it promptly in the enclosed envelope, or, if permitted by your bank, brokerage firm or other custodian, to vote by telephone or through the Internet. If you are a beneficial holder of our common stock, you should follow the voting instructions you will receive with our proxy materials from your broker, bank or other custodian. If you want to change your voting instructions, you must contact your custodian as directed in the instructions they provide. Each shareholder giving a proxy has the power to revoke it at any time before it is voted by written notice sent to the attention of Secretary, Elizabeth Arden, Inc., or by delivery of a later-dated proxy. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you attend the meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card or voted by telephone or through the Internet. If you hold shares through a bank or in a brokerage account and you plan to attend and vote in person at the annual meeting, you will need to bring valid photo identification, a copy of a statement reflecting your share ownership as of the record date, and a legal proxy from your bank, broker or other custodian. This is because shareholders who hold shares of our common stock through banks, brokers or other nominees are not entitled to vote under applicable state law and therefore need to obtain proxy voting authority from their custodians if they wish to vote in person at the meeting.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders of Elizabeth Arden, Inc. to be held on November 9, 2011: This proxy statement, the notice of annual meeting of shareholders, a sample form of the proxy sent or given to our shareholders, and our 2011 annual report are available on our website at http://annualmeeting.elizabetharden.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 19, 2011 (except as noted below), (i) the ownership of common stock by all persons known by us to own beneficially more than 5% of the outstanding shares of our common stock and (ii) the beneficial ownership of common stock by (a) each of our directors and nominees for director, (b) the chief executive officer and each of the other named executive officers as set forth in the Fiscal 2011 Summary Compensation Table below, and (c) all of our directors and current executive officers as a group, without naming them. The percentage of beneficial ownership set forth below is based on 29,020,563 shares of our common stock outstanding on September 19, 2011.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class(2)
E. Scott Beattie(3)	1,798,759	6.2%
Fred Berens(4)	858,810	3.0%
Maura J. Clark(5)	35,000	*
Richard C. W. Mauran(6)	1,772,583	6.1%
William M. Tatham(7)	80,435	*
J. W. Nevil Thomas(8)	176,303	*
A. Salman Amin(9)	0	—
Joel B. Ronkin(10)	336,944	1.2%
Stephen J. Smith(11)	292,768	1.0%
Pierre B. Pirard(12)	63,565	*
Kathy Widmer(13)	12,499	*
NWQ Investment Management Company, LLC (14)	2,257,190	7.8%
M&G Investment Management Limited and M&G Investment Funds 1(15)	4,368,786	15.1%
All directors and executive officers as a group (14 persons)(16)	5,526,429	19.1%

*	Less than one percent of the class.
(1)	Except as otherwise noted below, the address of each of the persons shown in the above table is c/o Elizabeth Arden, Inc., 2400 S.W. 145 Avenue, 2nd Floor, Miramar, Florida 33027.
(2)	Includes, where applicable, shares of common stock issuable upon the exercise of options to acquire common stock held by such person that may be exercised within 60 days after September 19, 2011. Also includes unvested shares of service-restricted stock (“SBRS”), as to which such person has voting power, but no dispositive power. Unless otherwise indicated, we believe that all persons named in the table above have sole voting power and/or investment power with respect to all shares of common stock beneficially owned by them.
(3)	Includes (i) 1,035,169 shares of common stock, (ii) 66,068 shares of SBRS, (iii) 30,822 shares of common stock held in a grantor retained annuity trust for which Mr. Beattie is the trustee, and (iv) 666,700 shares of common stock issuable upon the exercise of stock options. Of these shares of common stock, 1,035,169 shares are held by brokers in margin accounts, regardless of whether loans are outstanding.
(4)	Includes (i) 806,810 shares of common stock and (ii) 52,000 shares of common stock issuable upon the exercise of stock options. Of these shares of common stock, 806,810 shares are held by brokers in margin accounts, regardless of whether loans are outstanding. The address of Mr. Berens is 333 Avenue of the Americas, Suite 4600, Miami, Florida 33131.
(5)	Includes (i) 10,000 shares of common stock and (ii) 25,000 shares of common stock issuable upon the exercise of stock options. The address of Ms. Clark is 1001 Liberty Avenue, Suite 1200, Pittsburgh, PA 15222.
(6)	Includes (i) 1,720,583 shares of common stock owned by Sloan Financial Corporation, a company controlled by Mr. Mauran, and (ii) 52,000 shares of common stock issuable upon the exercise of stock options. The address of Mr. Mauran is 31 Burton Court, Franklins Row, London SW3, England. Of these shares of common stock, 1,720,583 shares are held by brokers in margin accounts, regardless of whether loans are outstanding.
(7)	Includes (i) 19,135 shares of common stock owned individually by Mr. Tatham, (ii) 8,350 shares of common stock owned by Mr. Tatham’s spouse, (iii) 950 shares of common stock owned by a family holding company of which Mr. Tatham is president and director, and (iv) 52,000 shares of common stock issuable upon the exercise of stock options. Mr. Tatham disclaims beneficial ownership as to the shares of common stock owned by his spouse and the family holding company. The address of Mr. Tatham is 4101 Yonge Street, Suite 706, Toronto, Ontario M2P 1N6 Canada.

(8)	Includes (i) 6,765 shares of common stock owned individually by Mr. Thomas, (ii) 5,119 shares of common stock owned by Sandringham Capital Services Corp., a company controlled by Mr. Thomas, (iii) 86,238 shares of common stock held by Nevcorp, Inc., a company for which Mr. Thomas serves as Chief Executive Officer with voting and investment control over the shares, and which is owned by Mayfront Trust, of which Mr. Thomas’ spouse and two children are trustees, (iv) 2,925 shares of common stock owned by Mr. Thomas’ spouse, (v) 23,256 shares of common stock owned by S.E.T. Holdings Corporation, a corporation controlled by Mr. Thomas’ spouse, and (vi) 52,000 shares of common stock issuable upon the exercise of stock options. Of these shares of common stock, 124,303 shares are held by brokers in margin accounts, regardless of whether loans are outstanding. Mr. Thomas disclaims beneficial ownership as to the shares of common stock owned by his spouse, Nevcorp, Inc., Mayfront Trust and S.E.T. Holdings Corporation. The address of Mr. Thomas is 130 Adelaide Street West, Oxford Tower, Suite 2900, Toronto, Ontario M5H 3P5 Canada.
(9)	The address of Mr. Amin is 700 Anderson Hill Road, Purchase, NY, 10577.
(10)	Includes (i) 86,910 shares of common stock, (ii) 31,201 shares of SBRS, (iii) 218,333 shares of common stock issuable upon the exercise of stock options, and (iv) 500 shares held in a trust, of which Mr. Ronkin is the trustee, for the benefit of one of Mr. Ronkin’s children. Of these shares of common stock, 86,910 shares are held by brokers in margin accounts, regardless of whether loans are outstanding.
(11)	Includes (i) 69,767 shares of common stock, (ii) 18,901 shares of SBRS, and (iii) 204,100 shares of common stock issuable upon the exercise of stock options.
(12)	Includes (i) 17,863 shares of common stock, (ii) 13,835 shares of SBRS, and (iii) 31,867 shares of common stock issuable upon the exercise of stock options. Of these shares of common stock, 17,863 shares are held by brokers in margin accounts, regardless of whether loans are outstanding.
(13)	Includes (i) 2,732 shares of common stock, (ii) 6,534 shares of SBRS, and (iii) 3,233 shares of common stock issuable upon the exercise of stock options.
(14)

Based on Amendment No. 5 to Schedule 13G dated December 31, 2010 filed by NWQ Investment Management Company, LLC, which reflects (i) sole voting power with respect to 1,936,641 shares, and (ii) sole dispositive power with respect to all of the shares. The address of NWQ Investment Management Company, LLC is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.

(15)	Based on Amendment No. 5 to Schedule 13G dated December 31, 2010, filed by M&G Investment Management Limited and M&G Investment Funds 1, which reflects (i) shared voting and dispositive power held by M&G Investment Management Limited with respect to 4,368,786 shares, and (ii) shared voting and dispositive power held by M&G Investment Funds 1 with respect to 4,300,101. The address of M&G Investment Management Limited and M&G Investment Funds 1 is Governor’s House, Laurence Pountney Hill, London EC4R 0HH, United Kingdom.
(16)	Includes (i) 3,982,656 shares of common stock, (ii) 1,400,300 shares of common stock issuable upon exercise of stock options, and (iii) 143,473 shares of SBRS. Also includes 3,791,638 shares of common stock held in margin accounts, regardless of whether loans are outstanding.

PROPOSAL 1 —

ELECTION OF DIRECTORS

Majority Voting for Directors

Our by-laws provide that, in an uncontested election for directors, a director must receive a majority of the votes cast at the annual meeting of shareholders at which a quorum is present in order to be elected to the board, and in a contested election, a director must receive a plurality of the votes cast at the annual meeting of shareholders in order to be elected to the board. In addition, our Corporate Governance Guidelines and Principles provide that the board shall nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, irrevocable resignations that will be effective upon the board’s acceptance of such resignation if the candidate fails to receive the required vote at the next annual meeting at which such candidate faces election or re-election. In such event, the nominating and corporate governance committee must then recommend to the board what actions should be taken with respect to such director, and the board must publicly disclose its decision within 90 days of the date of certification of the election results. Each director nominee has submitted an irrevocable, conditional letter of resignation that will be considered by the board of directors if that candidate fails to receive a majority of the votes cast at the annual meeting.

Information about the Nominees

Seven directors are to be elected at the annual meeting. Our amended and restated articles of incorporation provide that the number of directors constituting the board of directors shall not be less than one person, with the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the entire board. The board of directors has fixed the number of directors at seven.

Based on the recommendation of the nominating and corporate governance committee, all seven nominees have been designated by the board of directors as nominees for election as directors, to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. All seven nominees named below are currently serving as our directors.

In the event that any nominee is unable or unwilling to serve, discretionary authority is reserved to the persons named in the accompanying form of proxy to vote for substitute nominees. The board of directors does not anticipate that such an event will occur.

The names of the nominees for our board of directors and information about them are set forth below.

Nominee	Director Since	Business Experience During Past Five Years and Other Directorships and Qualifications
E. Scott Beattie	January 1995

Mr. Beattie, age 52, has served as Chairman of our board of directors since April 2000, as our Chief Executive Officer since March 1998, and as one of our directors since January 1995. Mr. Beattie also has served as our President since August 2006, a position he also held from April 1997 to March 2003. In addition, Mr. Beattie served as our Chief Operating Officer from April 1997 to March 1998, and as Vice Chairman of the board of directors from November 1995 to April 1997. He is a director and member of the Executive Committee and Treasurer and Chairman of the Audit Committee of The Personal Care Products Council, the U.S. trade association that represents the global cosmetic and personal care products industry; a member of the board of directors and a member of the audit and finance committee of the board of PENCIL, a not-for-profit organization that benefits New York City public schools; and a member of the advisory board of the Ivey Business School.

The board has selected Mr. Beattie to serve as a director because of his proven record of leadership and his instrumental role in the growth of our company, as well as his extensive knowledge of our industry. Throughout his career with our company he has acquired valuable financial, management, operational and industry expertise that provides the board of directors with a unique and valuable perspective on the opportunities and challenges that face our company.

Fred Berens	July 1992	Mr. Berens, age 68, has served as our lead independent director since February 2009. Mr. Berens has served in various capacities with Wells Fargo Advisors LLC (formerly known as Wachovia Securities, Inc.), an investment-banking firm, since March 1965, most recently as managing director-investments since September 2004. Mr. Berens has served as a member of the Board of Directors of Public Broadcasting Systems since 2007, on the board of trustees of the University of Miami since 1972, and as a member of the Board of Directors of Channel 2, WPBT (South Florida’s public broadcasting station), since 1981, serving as its chairman in 1988.

The board has selected Mr. Berens to serve as a director because of his financial expertise and his knowledge of capital markets. Mr. Berens’ experience as a managing director with large investment banking firms has provided him with excellent financial and analytical skills that are valuable to the board of directors. In addition, Mr. Berens’ prior service on the board of directors and audit committees of Peninsula Federal Savings & Loan and Intercontinental Bank provided him with extensive experience in board and audit committee functions that are valuable to the board of directors.

J. W. Nevil Thomas	July 1992

Mr. Thomas, age 73, served as non-executive Vice Chairman of our board of directors from April 1997 to August 2006 and previously served as non-executive Chairman of our board of directors from July 1992 to April 1997. Mr. Thomas has served as President and Chief Executive Officer of Nevcorp, a financial and management consulting firm, since 1970, and has been Chairman of BCC Advisors, Inc. (formerly known as Bedford Capital Corporation) since 1982. Mr. Thomas is also a director of Reliable Life Insurance Company and Old Republic Insurance Company of Canada, non-public wholly-owned subsidiaries of Old Republic International Corporation, and a director of Templeton Growth Funds, Ltd., a publicly traded mutual fund managed by a wholly-owned subsidiary of Franklin Resources, Inc. In addition to the public companies noted above, Mr. Thomas has served on the boards of several companies traded on the Toronto Stock Exchange (including Pet Valu, Inc., Fidelity Trust Company, and Simcoe Erie General Insurance Company).

The board has selected Mr. Thomas to serve as a director because his long career as a private equity investor and public company director has provided him with significant experience in evaluating and advising management teams through growth and expansion and with extensive knowledge of a full range of corporate and board functions that brings a valuable perspective to the board of directors.

Richard C.W. Mauran	July 1992

Mr. Mauran, age 77, is a private equity investor. Over the course of his career, Mr. Mauran founded two successful Canadian companies (FoodCorp and Industrial Growth Fund, which became Mackenzie Financial Corporation, one of Canada’s largest mutual fund management companies). In addition, he served as a director of several publicly-traded companies, including Microbix Biosystems, Inc. (Toronto Stock Exchange), Premdor, Inc. (NYSE and Toronto Stock Exchange), and US Physical Therapy, Inc. (NASDAQ).

The board has selected Mr. Mauran to serve as a director because his long career as an entrepreneur, private equity investor and public company director has provided him with significant experience in successfully leading companies through growth and expansion and a unique perspective that is valuable to the board of directors.

Maura J. Clark	August 2005	Ms. Clark, age 52, has served as President, Direct Energy Business, of Direct Energy Services, LLC, an energy and energy services provider in North America and a subsidiary of United Kingdom based Centrica plc since September 2007. From July 2006 to September 2007, Ms. Clark served as Executive Vice President, Mergers and Acquisitions, of Direct Energy Services LLC. From April 2005 until July 2006, Ms. Clark was the Senior Vice President, North American Strategy and Mergers and Acquisitions of Direct Energy Services. From March 2003 to April 2005, Ms. Clark was an independent consultant providing strategic and corporate development services. From October 2000 to February 2003, Ms. Clark was a managing director at Goldman Sachs & Co., an investment-banking firm. From August 1995 to September 2000, Ms. Clark served as the Executive Vice President, Corporate Development and Chief Financial Officer for Premcor, Inc. (formerly known as Clark Refining & Marketing, Inc.), a petroleum refiner and marketer. Ms. Clark is a chartered accountant.

The board has selected Ms. Clark to serve as a director because of the financial, accounting, executive and corporate development expertise that she has developed through her various positions with Direct Energy Services LLC, Goldman Sachs & Co., and Premcor, Inc., and her qualification as a chartered accountant.

William M. Tatham	July 2001

Mr. Tatham, age 52, has served as Chief Executive Officer of NexJ Systems, Inc., a Canada-based client relationship management software company, since June 2006, and as Chief Executive Officer and general managing partner of XJ Partners, Inc., a Canada-based strategy consulting company since September 2001. From November 2000 to June 2001, Mr. Tatham served as Vice President and General Manager of Siebel Systems, Inc., an e-business applications software company. From 1990 until its acquisition by Siebel Systems in November 2000, Mr. Tatham served as the Chairman and Chief Executive Officer of Janna Systems, Inc., a publicly-held, Canada-based software development company that Mr. Tatham founded.

The board has selected Mr. Tatham to serve as a director because of the valuable executive and information technology expertise that he has developed through his various positions with Janna Systems, Inc., Siebel Systems, XJ Partners, Inc., and NexJ Systems, Inc.

A. Salman Amin	November 2010

Mr. Amin, age 51, has served as Executive Vice President, Sales and Marketing, for PepsiCo, Inc. since September 2009. From 1995 through August 2009, Mr. Amin served in various management and marketing positions with PespiCo, Inc., including serving as President of PepsiCo United Kingdom and Ireland, Senior Vice-President and Chief Marketing Officer for Pepsi-Cola International, and Chief Marketing Officer and General Manager, International Marketing Development, Frito-Lay International. Prior to joining PepsiCo, Inc. in 1995, Mr. Amin spent 10 years with Procter & Gamble Company in various brand management positions of increasing responsibility.

The board has selected Mr. Amin to serve as a director because of his extensive career with two leading global consumer packaged goods companies. This experience has provided him with a broad set of brand management, marketing, sales, financial and strategic skills, developed through his postings around the world in locations such as the Middle East, Asia, Europe and the United States, which will bring a valuable perspective to the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”

THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Federal securities laws require our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of initial ownership and reports of subsequent changes in ownership with the U.S. Securities and Exchange Commission (SEC) and to provide us copies of these reports. Specific due dates have been established, and we are required to disclose any failure of these persons to file those reports on a timely basis during our fiscal year ended June 30, 2011. To the best of our knowledge, based solely upon a review of copies of reports furnished to us, filings with the SEC and written representations that no other reports were required, all of our directors, executive officers and ten percent or greater beneficial owners of our common stock made all such filings on a timely basis.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines and Principles. Our Corporate Governance Guidelines and Principles set forth the responsibilities and qualification standards of the members of our board of directors and are intended as a component of the governance framework within which the board of directors, assisted by its committees, directs our affairs. Among other things, our Corporate Governance Guidelines and Principles provide that our independent directors have the opportunity to meet in executive session at every board and board committee meeting, with the agenda for such meetings being established by our lead independent director. The full text of our Corporate Governance Guidelines and Principles, as approved by the board, is published on our website at www.elizabetharden.com, under the section “Corporate Info - Investor Relations - Corporate Governance - Guidelines & Principles.”

The listing standards of the NASDAQ Global Select Market (NASDAQ) require that a majority of our board be composed of directors who are “independent,” as such term is defined by Rule 5605(a)(2) of NASDAQ’s Listing Rules. Our board has determined that each of our directors, with the exception of Mr. Beattie, is independent under NASDAQ and SEC rules. In making its independence determination, the board considered that Mr. Berens received compensation from Wells Fargo Advisors LLC of approximately $7,842 during fiscal 2011 resulting from services provided to certain of our executive officers by the financial advisory and account management group that Mr. Berens heads. Our company does not directly or indirectly reimburse Wells Fargo Advisors LLC for such fees. The board concluded that such relationship did not interfere with Mr. Berens’ ability to exercise independent judgment in carrying out the responsibilities of a director.

Shareholders may communicate with the board, individual members of the board or its committees by writing to: Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027. The Secretary will then distribute such communications to the intended recipient(s).

Code of Business Conduct. All of our employees, officers and directors are required to abide by our Code of Business Conduct which requires that they conduct our business with the utmost integrity and honesty and in a manner that adheres to the highest ethical standards and fully complies with all applicable laws and regulations. The full text of the Code of Business Conduct, as approved by our board, is published on our website, at www.elizabetharden.com, under the section “Corporate Info - Investor Relations - Corporate Governance - Code of Business Conduct.”

Supplemental Code of Ethics. Our directors, the chief executive officer, the chief financial officer, and our other executive officers and finance officers are also required to comply with our Supplemental Code of Ethics for the Directors and Executive and Finance Officers. This Supplemental Code of Ethics is intended to cover, among other things, the avoidance and handling of conflict of interest situations and the review of disclosure and accounting matters, including the adequacy of disclosure controls and procedures and internal controls over financial reporting. Any alleged violation of the Supplemental Code of Ethics or any violation of law must be reported to our general counsel or the chairperson of the audit committee, which may be done anonymously, in accordance with the procedures set forth in the Supplemental Code of Ethics.

The full text of this Supplemental Code of Ethics, as approved by our board, is published on our website, at www.elizabetharden.com, under the section “Corporate Info - Investor Relations - Corporate Governance - Code of Ethics.”

Board Leadership Structure; Lead Independent Director

E. Scott Beattie serves as both our Chairman of the Board and Chief Executive Officer. The board has determined that the most effective leadership structure for our company at this time is for Mr. Beattie to serve as both Chairman of the Board and Chief Executive Officer. Mr. Beattie is ultimately responsible for the day-to-day operations of our company and for execution of our business strategy. Accordingly, the board believes that Mr. Beattie’s in-depth knowledge of company operations and performance, as well as the challenges faced by our company, best positions him to identify the strategic issues and risks to be considered by the board, and his leadership on the board enhances communications between management and the board. The board retains the authority to modify this structure to best address our company’s needs, as and when appropriate, and there have been times in our company’s history when the positions of Chairman of the Board and Chief Executive Officer were not held by the same person.

In order to enhance the board’s active and objective oversight of our company’s management, the board established the position of lead independent director in February 2009 and has elected Mr. Fred Berens to serve in that role until November 30, 2013, subject to his annual re-election to the board by our shareholders. The responsibilities of our lead independent director include acting as the principal liaison between the independent directors and the chairman of the board, developing the agenda for and presiding over executive sessions of the board’s independent directors, recommending to the board the retention of advisors and consultants who report directly to the board, chairing meetings of the board if the Chairman is not present, and serving as a liaison for consultation and communication with shareholders. A copy of the charter for our lead independent director is available on our website at www.elizabetharden.com, under the section “Corporate Info - Investor Relations - Corporate Governance - Lead Independent Director Charter.”

Meetings and Committees of Our Board of Directors

During fiscal 2011, the board met seven times and each director attended at least 75% of the total meetings of the board and at least 75% of the total meetings of the committees of the board on which such director served. Our independent directors generally meet in executive session after board or board committee meetings. During fiscal 2011, the board had three committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. Directors are not required to attend our annual meetings of shareholders. Mr. Beattie was the only director present at our 2010 annual meeting of shareholders.

The Audit Committee

During fiscal 2011, the audit committee consisted of Messrs. Berens and Tatham and Ms. Clark. Our board has determined that Mr. Berens and Ms. Clark are “audit committee financial experts” for purposes of the SEC’s rules and that each of the members of the audit committee is independent, as defined by applicable SEC and NASDAQ rules. Mr. Berens chairs the audit committee, which met four times during fiscal 2011. Mr. Thomas, who is also an “audit committee financial expert” for purposes of the SEC’s rules, will join the audit committee if he is re-elected to the board at the next annual meeting.

The audit committee oversees the quality and integrity of our accounting and financial reporting process, the adequacy of our internal controls and the audits of our consolidated financial statements, and also carries out such other duties as directed by the board. The audit committee is responsible for, among others: (1) selecting, negotiating the compensation of, and overseeing the work of, the independent registered public accounting firm, including approving all audit, audit-related and permitted non-audit services performed for us by the independent registered public accounting firm and reviewing their independence; (2) reviewing the planning and staffing of the audit, including ensuring the rotation of the audit partner of the independent registered public accounting firm as required by law; (3) investigating matters brought to the attention of the audit committee; (4) reviewing our financial reporting activities, including the annual and quarterly reports and the consolidated financial statements included in such reports, the accounting principles, standards, policies and practices followed by us and management’s conclusions regarding the effectiveness of our internal control over financial reporting; (5) reviewing the internal quality control review of the independent registered public accounting firm and evaluating their qualifications and performance, and otherwise making all decisions regarding the company’s engagement of this firm; (6) approving the audit committee report included in this proxy statement; (7) reviewing the independent registered public accounting firm’s certification and report on management’s assessment of internal control over financial reporting; and (8) reviewing and approving related person transactions in accordance with our related person transaction policy described on page 12.

The responsibilities of the audit committee, as approved by the board, are set forth in the audit committee charter, a copy of which is available on our website at www.elizabetharden.com, under the section “Corporate Info - Investor Relations - Corporate Governance - Audit Committee.”

The Compensation Committee

During fiscal 2011, the compensation committee consisted of Messrs. Berens, Tatham and Thomas. The board of directors has determined that each of the members of the compensation committee is independent, as defined by applicable NASDAQ rules. Mr. Berens chairs the compensation committee, which met three times during fiscal 2011. If he is re-elected to the board at the annual meeting, Mr. Amin will replace Mr. Thomas on the compensation committee.

The compensation committee is responsible for, among other things: (1) establishing an overall compensation strategy and programs for our executive officers and other employees, including approving grants of restricted stock, restricted stock units, stock options and cash bonus awards under our incentive plans; (2) reviewing and approving the compensation of our executive officers; (3) administering our stock and cash incentive plans, and the employee stock purchase plan; (4) reviewing and discussing with management our disclosures contained in the Compensation Discussion and Analysis, and making a recommendation to the board regarding the inclusion of the Compensation Discussion and Analysis in our proxy statement; and (5) reviewing and making recommendations to the board regarding non-employee director compensation.

The responsibilities of the compensation committee, as approved by the board, are set forth in the committee’s charter, a copy of which is available on our website at www.elizabetharden.com, under the section “Corporate Info - Investor Relations - Corporate Governance - Compensation Committee.”

The compensation committee has the authority, pursuant to its charter, to engage the services of outside experts and advisors as it deems necessary and appropriate to assist the compensation committee in fulfilling its responsibilities. Since 2002, Mercer (US) Inc., a global compensation and benefits consulting firm and wholly-owned subsidiary of Marsh & McLennan Companies, Inc., has been engaged to provide the compensation committee with third-party data and advice in connection with the compensation committee’s deliberations regarding executive compensation. Mercer’s fees for executive compensation consulting services provided to the compensation committee in fiscal 2011 were $141,937.

Mercer reviews and evaluates our executive compensation strategy and programs to ensure that they continue to accomplish our compensation objectives, reflect industry best practices, and are competitive with the market. More specifically, at the request of the compensation committee, Mercer (1) assesses the pay competitiveness of our executive officer positions, (2) conducts a business performance analysis to gauge the relative alignment between our performance and executive officer compensation relative to our peer group, (3) reviews and validates our bonus program design, incentive award opportunities, and long-term incentive grant practices, and (4) summarizes and reports to the compensation committee on trends, regulatory developments and other factors affecting executive officer compensation. Based on these activities, Mercer makes recommendations regarding, and proposes adjustments to, our executive officer compensation programs as it deems appropriate. While Mercer works closely with the appropriate members of our executive management team in performing these activities, Mercer reports directly to and is retained by the compensation committee on all executive compensation matters. Mercer periodically attends compensation committee meetings.

During fiscal 2011, Mercer and its Marsh & McClennan affiliates were also retained by us to provide services unrelated to executive compensation, including insurance brokerage services and human resources consulting services such as providing advice regarding our benefit programs in the areas of benefit plan design, compliance, communication, administration and funding. The aggregate fees paid for those other services in fiscal 2011 were $891,327. The compensation committee did not review or approve the other services provided to us by Mercer and its Marsh & McClennan affiliates, as those services were approved by management in the normal course of business. We have been advised by Mercer that the reporting relationship and compensation of the Mercer consultants who perform executive compensation consulting services for our compensation committee is separate from, and is not determined by reference to, Mercer’s or Marsh & McClennan’s other lines of business and their other work for us. The compensation committee considers these separate reporting relationships and compensation structures, and the other policies and procedures implemented by Mercer, to be adequate to ensure that Mercer’s advice to the compensation committee is independent and objective and not influenced by the other relationships that our company has with Mercer and its Marsh & McClennan affiliates.

The Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Messrs. Mauran and Thomas and Ms. Clark. The board has determined that each of the members of the nominating and corporate governance committee is independent, as defined by applicable NASDAQ rules. Mr. Mauran chairs the nominating and corporate governance committee, which met twice during fiscal 2011.

The nominating and corporate governance committee is responsible for evaluating and recommending to the board candidates for nomination for election or re-election by the shareholders to the board of directors, evaluating and recommending candidates for the committees of the board, considering corporate governance issues and developing appropriate recommendations and policies for the board regarding such matters. The nominating and corporate governance committee reviews with the board the appropriate skills, characteristics and experience represented on the board of directors in light of our company’s strategic direction, opportunities and risks, as well as the perceived needs of the board at that point in time. As part of the board’s program for succession planning and director recruitment, the nominating and corporate governance committee evaluates the current board composition in order to allow the board to focus on identifying and attracting new members that would most benefit the board at a particular point in time.

The nominating and corporate governance committee’s consideration and nomination of director candidates for election or re-election to the board includes an assessment of candidates’ experience, qualifications, competencies, judgment, and skills, in the context of the perceived needs of the board at the time of assessment. Although we do not have a formal diversity policy, the nominating and corporate governance committee does consider diversity in the experience, qualifications, competencies, perspectives and skills of our directors when evaluating the composition of our board.

The nominating and corporate governance committee considers recommendations for board of directors candidates submitted by shareholders, provided that the recommendations are made in accordance with the procedure required under our by-laws and described in this proxy statement under the heading “Shareholder Proposals and Nominations of Board Members for the 2012 Annual Meeting,” using the same criteria it applies to recommendations from its committee, directors or members of management. Shareholders may submit recommendations by writing to the nominating and corporate governance committee as follows: Nominating and Corporate Governance Committee, c/o Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027. The responsibilities of the nominating and corporate governance committee, as approved by the board, are set forth in the committee’s charter, a copy of which is available on our website at www.elizabetharden.com, under the section “Corporate Info - Investor Relations - Corporate Governance - Nominating Committee.”

Board’s Role in Risk Oversight

The board oversees the management of risks inherent in the operation of our business and the implementation of our business strategy. The board performs this function in part through the board’s committees, which oversee the management of company risks that fall within each committee’s area of responsibility. Each board committee has full access to company management, as well as the ability to engage independent advisors, to assist the committees in performing these oversight functions.

The audit committee oversees our policies and processes relating to our financial statements and financial reporting processes, as well as management’s assessment of key credit risks, liquidity risks, foreign currency exchange risks, contingencies arising from legal disputes, and the effectiveness of our internal control structure. The compensation committee reviews our overall compensation programs and the effectiveness of those programs in linking executive pay to performance and aligning the interests of our executives and our shareholders. The compensation committee also reviews and evaluates management’s assessment of whether our compensation policies and procedures are reasonably likely to have a material adverse effect on our company. Both management of the company and the compensation committee concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on our company. The nominating and corporate governance committee oversees risks related to our governance structure and processes, and also oversees our management succession planning process. The board believes that its risk oversight role is not affected by the fact that the positions of chairman and chief executive officer are both held by Mr. Beattie.

In addition, as part of its oversight role, the board considers specific risk topics related to our business, including strategic, sales, financial and operational risks, on a regular basis and otherwise as the need arises. These topics are considered and discussed in a business risk review, which is generally conducted annually, as well as in connection with the board’s review of the detailed management reports provided at each board meeting. The business risk review includes management’s comprehensive analysis of our risk profile and actions taken by management to manage and mitigate the risks identified.

Related Person Transaction Policy

Our written Related Person Transaction Policy requires that our board or audit committee approve or ratify all transactions involving amounts in excess of $120,000 between our company or one or more of our subsidiaries and any “related person,” as defined by SEC rule to include directors, director nominees, executive officers, and their respective immediate family members (among others, as discussed below in further detail). Under the Related Person Transaction Policy, the board or audit committee reviews the relevant facts of the proposed transaction and the interest of the related person in the transaction, and either approves or rejects the proposed transaction. If a related person transaction that has not been previously approved or previously ratified is discovered, that transaction will be presented to the board or audit committee for ratification. No director can participate in the deliberation or approval of any related person transaction in which such director is the related person.

For purposes of the Related Person Transaction Policy, a “related person” means (i) any director or executive officer of ours, (ii) any nominee for director, (iii) any 5% beneficial owner of our common stock, (iv) any immediate family member of a director, nominee for director, executive officer or 5% beneficial owner of our common stock, and (v) any firm, corporation, or other entity in which any of these persons is employed or is a partner or principal or in a similar position, or in which such person has a 10% or greater beneficial ownership interest. The Related Person Transaction Policy provides that the following types of transactions are deemed to be pre-approved under the policy: (1) transactions that are available to related persons on the same terms as such transactions are available to all employees generally; (2) compensation or indemnification arrangements of any executive officer, other than an individual who is an immediate family member of a related person, if such arrangements have been approved by the board or the compensation committee; (3) transactions in which the related person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) that is a party to the transaction; (4) transactions in which the related person’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis, (5) director compensation arrangements, if such arrangements have been approved by the board or the nominating and corporate governance committee; and (6) any other transaction which is not required to be disclosed as a “related person transaction” under applicable securities regulations. The Related Person Transaction Policy defines the term “immediate family member” to mean any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a director, nominee for director, executive officer, or 5% beneficial owner of our common stock, and any person (other than a tenant or employee) sharing the household of such director, nominee for director, executive officer, or 5% beneficial owner.

During fiscal 2011, we did not have any related person transactions that were required to be reported pursuant to applicable SEC regulations.

DIRECTOR COMPENSATION

The board’s general policy on director compensation is that compensation for non-employee directors should consist of both cash and equity-based compensation and should provide for competitive total pay levels to facilitate the attraction and retention of qualified board members. Directors who are also employed by us (currently, only Mr. Beattie) are not paid for board service in addition to their employee compensation.

In late fiscal 2010, our compensation committee requested Mercer to prepare an assessment of the competitiveness of our non-employee director compensation program, which was last reviewed by Mercer in August 2006. Based on that review, the compensation committee recommended to the board, and in August 2010 the board approved, certain modifications in director compensation in order to make our non-employee director compensation more competitive with industry peers and other comparable companies. Non-employee directors (currently, all directors other than Mr. Beattie) now receive the following standard compensation, as well as reimbursement for all expenses incurred in connection with their activities as directors:

Annual Retainer	$45,000
Board Meeting Fee (in person attendance)	$1,500
Board/Committee Meeting Fee (telephonic attendance)	$750
Committee Meeting Fee (whether or not on same day as board meeting)	$1,500

The chairpersons of the board committees receive the following additional annual retainer fees:

Audit Committee Chairperson	$12,500
Compensation Committee Chairperson	$9,000
Nominating and Corporate Governance Committee Chairperson	$6,500

In addition, the director selected to serve as our lead independent director receives an additional annual retainer fee of $20,000.

Non-employee directors are also entitled to receive grants of options to purchase our common stock under our 2004 Non-Employee Director Stock Option Plan (the 2004 Non-Employee Director Plan). The 2004 Non-Employee Director Plan provides that each non-employee director receives a grant of options to purchase common stock upon re-election at our annual meeting of shareholders. The options are granted on the annual meeting date and vest on the third anniversary of the date of grant if the non-employee director has continued to serve as a director until such date. If a director dies, is permanently disabled or retires in good standing after age 70, the options become immediately exercisable. The exercise price for each option equals the closing price of our common stock on the date of grant.

Under the 2004 Non-Employee Director Plan, the board may determine the number of options to purchase our common stock to be awarded to the non-employee directors, based on a review of other comparable companies. In August 2010, the board approved a change in the manner of determining the number of stock options to be granted to non-employee directors under the 2004 Non-Employee Director Plan. Rather than receive a fixed number of stock options as was our prior practice, beginning with the 2010 annual meeting of shareholders, upon election to the board, each of our nominees for director, other than Mr. Beattie, will receive a number of stock options having an aggregate grant date value of approximately $60,000, as determined using the Black-Scholes option pricing model. This change was made to provide more consistency in terms of grant date award values and the mix of equity versus cash compensation, as well as to improve director pay competitiveness relative to our industry peers. The stock options to be granted at our 2011 annual meeting of shareholders will vest on November 9, 2014, subject to the vesting terms described above. The exercise price of these stock options will be the closing price of our common stock on November 9, 2011.

Our stock ownership guidelines for our directors require each of our directors to own common stock of our company equal to the lesser of (i) common stock having an aggregate market value of $135,000 or (ii) 6,500 shares, and provides that newly elected directors have three years from the date of their election to satisfy this stock ownership requirement. All of our directors (other than Mr. Amin who was elected to the board in November 2010) currently comply with these stock ownership guidelines.

Fiscal 2011 Director Compensation Table

The following table summarizes the compensation paid by us to our directors, other than Mr. Beattie, during fiscal 2011. For information regarding compensation paid by us to Mr. Beattie during fiscal 2011, please refer to the tables set forth under the caption “Executive Compensation Tables” starting on page 25.

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Total ($)
Fred Berens(3)	103,250	60,258	163,508
Maura J. Clark(3)	61,000	60,258	121,258
Richard C. W. Mauran(3)	61,250	60,258	121,508
William M. Tatham(3)	59,500	60,258	119,758
J. W. Nevil Thomas(3)	57,750	60,258	118,008
A. Salman Amin(3)	49,500	60,258	109,758

(1) Reflects the amount of cash compensation earned in fiscal 2011 for board and committee service.

(2)    Reflects the aggregate grant date fair value of all stock options granted in fiscal 2011 computed in accordance with FASB ASC Topic 718 - Stock Compensation (ASC 718). These amounts do not necessarily correspond to the actual value that may be recognized by our directors. For additional information on the valuation assumptions regarding the fiscal 2011 grants, see note 14 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2011, as filed with the SEC.

(3)    The following table sets forth (i) the grant date fair value of each stock option granted to our directors, other than Mr. Beattie, during fiscal 2011, calculated in accordance with ASC 718, and (ii) the aggregate number of stock options outstanding at June 30, 2011 for each of our directors, other than Mr. Beattie.

Name	Number of Stock Options Granted in Fiscal 2011 (#)	Grant Date Fair Value of Fiscal 2011 Stock Option Grants ($)	Aggregate Number of Outstanding Stock Options at June 30, 2011 (#)
Fred Berens	6,600	60,258	79,600
Maura J. Clark	6,600	60,258	37,600
Richard C. W. Mauran	6,600	60,258	64,600
William M. Tatham	6,600	60,258	86,600
J. W. Nevil Thomas	6,600	60,258	64,600
A. Salman Amin	6,600	60,258	6,600

COMPENSATION DISCUSSION AND ANALYSIS FOR FISCAL 2011

This Compensation Discussion and Analysis should be read in conjunction with the tables and other information set forth in the section of this proxy statement captioned “Executive Compensation Tables” starting on page 25.

Objectives of Elizabeth Arden’s Executive Compensation Program

We design our executive compensation program in a manner consistent with our longstanding philosophy of providing “pay for performance.” Each of the components of our executive compensation program is designed to facilitate fulfillment of one or more of our compensation objectives, which are:

•	Providing competitive compensation to attract, retain and motivate high caliber key management personnel;

•	Relating management compensation to the achievement of company goals and performance; and

•	Aligning the interests of management with those of our shareholders.

Accordingly, our executive compensation program emphasizes performance-based incentive pay designed to reward creation of shareholder value.

Role of the Compensation Committee, Management and the Compensation Consultant in Compensation Decisions

The compensation committee’s primary responsibilities include reviewing and approving the compensation of our executive officers. Our senior vice president, global human resources and our vice president, global compensation and benefits develop recommendations for the compensation committee’s review and consideration as to the amount and form of executive officer compensation. These individuals receive significant input from Mercer (US) Inc., a global compensation and benefits consulting firm selected by the compensation committee, and from our chief executive officer with respect to the compensation program for our other executive officers. The compensation committee considers, but is not bound by, management’s or Mercer’s recommendations with respect to executive officer compensation.

The compensation committee is also responsible for approving and determining compliance with performance targets under our short-term cash incentive and long-term incentive programs. In determining if, and at what level, the performance targets have been met, the compensation committee may, in its discretion, take into consideration whether our financial or operational performance was affected by extraordinary business and financial events including, but not limited to, changes in tax laws, accounting principles or other laws or provisions affecting reported results, accruals or expenses relating to litigation judgments or settlements, restructurings, discontinued operations, debt extinguishment charges, reorganizations, acquisitions, divestitures, new licensing arrangements, and other unusual or non-recurring items.

Annual Executive Officer Compensation Analysis

The compensation committee’s current practice, which it followed for fiscal 2011, is to review the design of our executive officer compensation program and make specific decisions in August of each year regarding base salaries, short-term cash incentive program design and bonus opportunities for the upcoming fiscal year, and long-term incentive grants. This timing coincides with the board of directors’ review of our financial and operating results for the most recently completed fiscal year and allows the compensation committee to consider those results, as well as our financial and operating plan for the upcoming fiscal year, as it makes compensation decisions.

Mercer assists the compensation committee in its annual review of chief executive officer and other executive officer compensation by conducting a competitive pay and performance analysis for our executive officer positions that compares our pay practices and company performance results against a composite of data from a selected group of peer companies (described below under the caption “Peer Group Information”) and data reported in published surveys of executive compensation for comparably-sized organizations. The first step in Mercer’s compensation analysis is an assessment of each executive officer’s job responsibilities to identify the appropriate, comparable position at peer group companies and other comparably-sized companies in the broader market to which such executive officer’s base salary and other pay components should be compared. Using this information, Mercer then derives composite market values for executive officers based on a 50%/50% blend of comparable proxy data and comparable survey data. For executive positions that cannot be matched to both sources, either peer group proxy pay data or survey data is used, as applicable.

The surveys used by Mercer in developing the composite market values that are reviewed by our compensation committee are published by Mercer and other compensation consulting firms. These surveys include pay data for executives at comparably-sized companies (ranging from approximately 50% to 200% of our revenues) in (i) non-durable goods manufacturing, (ii) all manufacturing and (iii) general industry categories, and all such published survey sources are weighted equally in developing the composite market values. Mercer’s study covers all primary pay components (base salary, short-term cash incentives and long-term incentives) and “Total Direct Compensation,” which is defined as the sum of (i) base salary plus (ii) short-term cash incentives plus (iii) average long-term incentives awarded during the last three fiscal years. Total Direct Compensation is calculated using expected grant date values for long-term incentive awards and does not take into account actual current value or forfeitures.

We use the composite market values provided by Mercer as guidelines to develop targeted ranges of compensation. These ranges give us flexibility to develop compensation packages for our executive officers that are intended to be sufficiently competitive to permit us to attract and retain highly talented executives, while also taking into consideration challenging performance goals under our incentive compensation plans. Historically, our actual Total Direct Compensation can range from levels well below the 50th percentile of the composite market values, if we do not achieve our threshold performance targets, to the 75th percentile or above of the composite market values, if we significantly exceed all of our performance targets.

Using the composite market values as a guide, the compensation committee reviews and analyzes compensation for each executive officer and makes adjustments as it deems appropriate. The compensation committee’s decisions regarding each element of fiscal 2011 compensation for each executive officer, including our chief executive officer, were based upon an overall review and subjective assessment of the following relevant factors, without giving specific weight to any one factor: achievement of our company goals and the individual’s contribution to the achievement of those goals; job responsibility; level of individual performance; level of performance of the business unit for which such executive officer is responsible; compensation levels at peer group companies and comparably-sized companies in the broader market, as reflected in Mercer’s market pay analysis; the individual’s historical compensation levels; and the executive officer’s experience and expertise and sustained level of contribution to our company.

While generally consistent with the ranges of compensation reflected in the composite market values for comparable positions, the base salaries and other compensation paid to each of our executive officers may differ as a result of our assessment of their individual levels of responsibility and performance. For example, our chief executive officer, like the chief executive officers of other publicly-traded companies, receives a base salary and short-term cash incentive and long-term incentive awards that are higher than those paid or awarded to any of our other executive officers in recognition of his ultimate responsibility for developing and ensuring the successful execution of our business strategy and business plan.

Mercer’s most recent analysis found that aggregate actual total cash compensation (base salary plus actual short-term cash incentive bonus) for fiscal 2011 for our executive officers was between the 60th and 75th percentile of the composite market values, reflecting above-target cash bonus payouts for fiscal 2011 based on financial results that exceeded the relevant performance targets. Aggregate actual Total Direct Compensation was consistent with the 60th percentile of the composite market values.

Peer Group Information

In August 2010, the compensation committee conducted an overall review of executive officer compensation for the purpose of assessing executive officer compensation paid for fiscal 2010 and to assist in determining base salaries and short-term cash incentive opportunities for fiscal 2011 and long-term stock and cash incentives granted in fiscal 2011. For purposes of this review, Mercer solicited input from management and the compensation committee and recommended, and the compensation committee approved, a peer group consisting of the following thirteen companies in the fragrance, cosmetic, personal products, and/or luxury goods industries, having median net sales of $1.3 billion, just slightly above our fiscal 2011 net sales of $1.176 billion:

Alberto-Culver Company	Polo Ralph Lauren Corp.
Church & Dwight Co., Inc.	Prestige Brands Holdings
Inter Parfums, Inc.	Revlon, Inc.
International Flavors & Fragrances, Inc.	Sally Beauty Holdings, Inc.
Kenneth Cole Productions, Inc.	Sensient Technologies Corp.
Nu Skin Enterprises, Inc.	The Estee Lauder Companies, Inc.
Physicians Formula Holdings

Mercer also provided the compensation committee a competitive pay and performance analysis in August 2011 that was used by the compensation committee to assess executive officer compensation awarded for fiscal 2011 and to determine base salaries and short-term cash incentive award opportunities for fiscal 2012, and long-term stock and cash incentives granted in fiscal 2012. The peer group used in the August 2011 analysis was the same as the one used in the August 2010 analysis.

Elements of Elizabeth Arden’s Executive Compensation Program

Our executive compensation program for fiscal 2011 consisted primarily of base salaries, short-term cash incentive opportunities and long-term incentive compensation. In general, short-term cash incentive opportunities are expressed as a percentage of base salary, while long-term incentive grants are determined at the discretion of the compensation committee guided, in part, by ranges of composite market values provided by Mercer. We generally place a greater emphasis on long-term incentives, rather than short-term incentives, for executive officers with greater levels of responsibility to focus them on longer-term performance and shareholder value creation. Cash bonuses and the value of long-term incentive compensation for our executive officers are tied significantly to our financial performance, underscoring our focus on maximizing shareholder value. We describe each element of our executive compensation program below.

Base Salaries

We believe that competitive base salaries are a necessary element of executive compensation to attract and retain highly qualified executive talent, and that such base salaries reflect the relative skills, experience, responsibilities and contributions to the company of our named executive officers. Our current practice is to review and set base salaries in August of each year, taking into account our targeted competitive base salary range (as discussed below), company, business unit and individual performance for the prior fiscal year, and any significant increase or decrease in responsibilities.

For fiscal 2011, the compensation committee targeted base salaries for our chief executive officer in a range within 25% of the median (50th percentile) of the composite market values, and for our other executive officers in a range within 25% of the 60th percentile of the composite market values derived by Mercer, as it had done in fiscal 2010. Based on our goal to recruit and retain highly qualified managerial talent and our management recruiting experience, the compensation committee believes that this target base salary range is appropriate to permit us to compete effectively for executive talent. We frequently compete for such talent with larger companies, which are often located within high cost of living areas such as New York. The compensation committee targeted our chief executive officer’s base salary at a slightly lower range of the composite market values than that of our other executive officers to place greater emphasis for him on compensation from long-term incentive grants. Within these targeted competitive ranges, the compensation committee then determines each executive officer’s base salary based upon an overall review and subjective assessment of several additional relevant factors, as noted above, without giving specific weight to any one factor.

Each of the named executive officers other than Ms. Widmer, received base salary increases effective September 1, 2010 of between 1% and 3%, in line with the average base salary increase of 2.7% reported by Mercer in the composite market data. Ms. Widmer received a base salary increase of approximately 7% to more appropriately align her base salary with her level of responsibility within our company. For fiscal 2011, base salaries paid to our named executive officers fell within our targeted competitive base salary ranges.

Short-Term Cash Incentives

General. Our Management Bonus Plan is a variable short-term incentive program, established under our Elizabeth Arden, Inc. 2011 Incentive Award Plan, that establishes target cash bonus opportunities expressed as a percentage of base salary that are payable upon the achievement of specified performance targets over specified performance periods. Performance targets established under our Management Bonus Plan can be based on one or more operational or financial measures determined at the company or business unit level. The Management Bonus Plan is designed to motivate a large number of our employees to achieve company, business unit and/or individual goals and to reward them for achieving these goals. Approximately 15% of our employees globally, including our named executive officers, received bonuses under the fiscal 2011 Management Bonus Plan.

Generally, our performance targets under the Management Bonus Plan for our executive officers are based on our board-approved budget and business plan for the upcoming fiscal year. All performance targets under the Management Bonus Plan are set at the beginning of the relevant performance period with the intent of being challenging, but achievable. Therefore, we anticipate that performance targets will often, but not automatically, be achieved. The maximum short-term incentive bonus opportunity under the Management Bonus Plan for any eligible employee is $5,000,000.

Historically, the bonuses for our executive officers under the Management Bonus Plan are targeted to be slightly above the median of the composite market values derived by Mercer in years in which we achieve targeted financial performance levels. Targets under the Management Bonus Plan applicable to our executive officers are usually designed, however, so that if our financial performance significantly exceeds our financial plan for the applicable fiscal year, actual payouts under the short-term cash incentive program could exceed our targeted range of composite market values for short-term cash incentive compensation. If specified performance thresholds applicable to bonus opportunities under the Management Bonus Plan are not achieved, cash bonuses under the Management Bonus Plan are not paid.

Fiscal 2011 Management Bonus Plan. Target bonus opportunities under the fiscal 2011 Management Bonus Plan for our named executive officers were the same as in the prior fiscal year. The target bonus opportunity for our chief executive officer was equal to 100% of base salary, which was the median target bonus opportunity for chief executive officers in the composite market data reported by Mercer. The target bonus opportunity for Mr. Ronkin was 60% of base salary, and for our other named executive officers, the target bonus opportunity was equal to 50% of base salary.

Bonus opportunities under our fiscal 2011 Management Bonus Plan for our executive officers were based upon our achievement of annual earnings per diluted share (EPS) and consolidated operating cash flow targets. The compensation committee continued the use of annual incentive targets for the fiscal 2011 Management Bonus Plan due to the fact that many of the metrics relevant to the company’s strategic plan are better evaluated on an annual basis. The compensation committee has historically used EPS as a performance metric for various short and long-term performance-based compensation programs because it is an important measure of profitability that measures overall company performance in a manner that is easily understood by award participants. The compensation committee also determined that continuing the use of consolidated operating cash flow as a performance metric under the 2011 Management Bonus Plan would align executive incentives with the company’s strategic business plan, including the company’s continued focus in fiscal 2011 on working capital initiatives.

Under the fiscal 2011 Management Bonus Plan, 75% of the full-year target bonus opportunity for executive officers was based on the achievement of EPS of $1.26, and the remaining 25% of the full-year target bonus opportunity was based on the achievement of $80 million of consolidated operating cash flow. Portions of the full-year target bonus applicable to each performance metric, ranging from 37.5% to 100%, could be earned for EPS between $0.90 and $1.26 and consolidated operating cash flow between $60 million and $80 million. EPS of $1.50 and above or consolidated operating cash flow of $100 million and above would result in superior bonus payouts of 150% of the portion of the full-year target bonus opportunity applicable to each performance metric. Award payouts for results between performance levels were to be calculated using straight line interpolation.

Our fiscal 2011 EPS results were $1.56 per share, surpassing the “superior” goal for EPS. Our fiscal 2011 consolidated operating cash flow was $97.7 million, surpassing the “target” goal for consolidated operating cash. In determining EPS results achieved for fiscal 2011, the compensation committee excluded debt extinguishment charges associated with our January 2011 debt refinancing and restructuring charges and certain one-time expenses associated with our Global Efficiency Re-engineering Initiative. As a result, for fiscal 2011 each of our executive officers received 150% of the portion of their target annual bonus tied to EPS and 144.25% of the portion of their target annual bonus tied to consolidated operating cash flow, resulting in payouts under the fiscal 2011 Management Bonus Plan equal to 148.56% of each executive officer’s target annual bonus.

The chart below summarizes the total target bonus opportunity for each named executive officer and the actual bonus payout earned by each named executive officer under the fiscal 2011 Management Bonus Plan:

Named Executive Officer	Total Target MBP Bonus Opportunity for Fiscal 2011(1)	Actual MBP Bonus Payout for Fiscal 2011(2)
E. Scott Beattie	$864,659	$1,284,559
Stephen J. Smith	$212,082	$315,074
Joel B. Ronkin	$274,626	$407,991
Pierre B. Pirard	$179,164	$266,171
Kathy Widmer	$185,411	$275,451

(1)	For threshold and maximum amounts payable to our named executive officers under the fiscal 2011 Management Bonus Plan please refer to the Fiscal 2011 Grants of Plan-Based Awards Table on page 27.
(2)	Actual bonus payouts were calculated based on actual base salary received during the corresponding performance period and were determined using interpolation for results between designated performance targets.

Long-Term Incentives

General. Our long-term incentive program for executive officers is designed principally to align the interests of management with those of our shareholders by rewarding executive officers for achieving our primary objective of creating shareholder value. With respect to long-term incentive awards, the compensation committee exercises discretion in making such awards, taking into consideration company, business unit and individual performance, composite market values for comparable positions, the level of responsibility of the named executive officer, other elements of compensation payable to such named executive officer, and tenure with the company. The compensation committee does not assign any specific weight to any one factor. Our compensation program for executive officers has traditionally used a higher percentage of performance-based long-term incentive awards than our peers as a result of our pay for performance philosophy. In addition, the long-term incentive awards for our chief executive officer tend to represent a slightly higher proportion of his overall compensation to place greater emphasis on long-term incentive grants.

Our long-term incentive program has historically included a combination of two or more of the following types of awards: (i) performance-based restricted stock (PBRS) and performance-based cash awards, which are tied to the attainment of challenging company financial goals; (ii) service-based restricted stock (SBRS), which enhances retention and provides executives an equity stake in our company; (iii) market-based restricted stock (MBRS), which is only earned if our total shareholder return exceeds the shareholder return of a broader group of companies; and (iv) stock options, which will only have value if our stock price appreciates between the time of grant and the time of exercise. Each fiscal year, the compensation committee determines the long-term incentive award mix for executive officers, taking into consideration key business priorities, peer group practices, potential shareholder dilution from equity plans, and other factors that may be relevant at the time. In determining the value of the overall compensation provided to our executive officers, our compensation committee assumes that performance targets applicable to long-term incentive awards have a reasonable probability of being achieved and that the grant date value of such awards will be realized.

Award Mix and “Run Rate.” For fiscal 2011, the compensation committee approved a targeted value mix of long-term incentive compensation for our executive officers of 20% stock options, 45% service-based restricted stock, and 35% performance-based cash awards in lieu of performance-based restricted stock. This targeted award mix was the same as the award mix for fiscal 2010.

For equity awards made to our executive officers and other recipients during fiscal 2011, we initially targeted an aggregate share usage cap (i.e., run rate cap) equal to 2.25% of our common stock outstanding, based on Mercer’s analysis of the long-term stock incentive programs of our peer group. The run rate cap applies to equity grants provided to all employees and non-employee directors. Our actual run rate for equity grants made in fiscal 2011 was approximately 1.32% of common shares outstanding as of June 30, 2011, less than our established 2.25% run rate cap.

Fiscal 2011 Stock Option Grants. In August 2010, the board of directors approved a grant of options to purchase shares of our common stock to the named executive officers as noted in the Fiscal 2011 Grants of Plan-Based Awards Table on page 27. The stock options become exercisable in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2011, June 30, 2012 and June 30, 2013, as applicable, if the executive officer is still employed by us at that time. The exercise price of the stock options was $16.15 per share, which was the closing price of our common stock on the date of grant. The stock options will expire ten years from the date of grant.

Fiscal 2011 Service-Based Restricted Stock Grants. In August 2010 and November 2010, the named executive officers were granted SBRS, as noted in the Fiscal 2011 Grants of Plan-Based Awards Table on page 27. The SBRS vests over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2011, June 30, 2012 and June 30, 2013, as applicable, if the executive officer is still employed by us at that time.

Fiscal 2011 Performance-Based Cash Awards. In August 2010, the named executive officers were awarded performance-based cash awards as noted in footnote 5 of the Fiscal 2011 Grants of Plan-Based Awards Table on page 27. These performance-based cash awards would vest in amounts ranging from 37.5% to 100% of the award’s value if the company achieved certain specified EPS and operating cash flow targets for fiscal 2011. More specifically, 50% of the performance-based cash award would vest if the company achieved EPS of $1.26, and the other 50% would vest if the company achieved $80 million of consolidated operating cash flow. Portions of the performance-based cash award applicable to each performance metric, ranging from 37.5% to 100%, could be earned for EPS between $0.90 and $1.26 and consolidated operating cash flow between $60 million and $80 million. EPS of $1.50 and above or consolidated operating cash flow of $100 million and above would result in superior payouts of 150% of the portion of the performance-based cash award applicable to each performance metric. Award payouts for results between performance levels were to be calculated using straight line interpolation. The compensation committee chose the same performance measures as were used in the design of the fiscal 2011 Management Bonus Plan to maintain focus on the company’s working capital initiatives and alignment of executive incentives with creation of shareholder value.

Upon vesting, these awards would be payable in three equal annual installments from the date of grant, subject to the continued employment of the executive officer through the applicable payment date. The compensation committee established a one-year performance period for the fiscal 2011 grant of performance-based cash awards in light of the continued uncertainty in August 2010 regarding global economic conditions. As noted, however, the performance-based cash awards were structured with a three-year payout to provide additional retention value. Based on our fiscal 2011 EPS of $1.56 (as discussed above under “Short-Term Cash Incentives – Fiscal 2011 Management Bonus Plan”) and our fiscal 2011 consolidated operating cash flow of $97.7 million, each executive officer earned 147.13% of the performance-based cash award granted to them in fiscal 2011.

Forfeiture of Outstanding Performance-Based Restricted Stock in Fiscal 2011. In August 2008, we awarded shares of PBRS to certain executive officers, including the named executive officers listed below. These shares of PBRS were scheduled to vest, in part or in full, on the second business day after our financial results for the fiscal year ended June 30, 2011 were released to the public, but only if the named executive officer receiving the grant was employed by us at the time of vesting and we achieved a targeted cumulative EPS goal of between $4.05 and $4.50 for the three fiscal years ended June 30, 2011. Our cumulative EPS for the three fiscal years ended June 30, 2011 was $2.84, excluding restructuring expenses, expenses associated with our Global Efficiency Re-engineering initiative, debt extinguishment charges and certain one-time expenses associated with the Liz Claiborne license agreement and product discontinuation charges.

Accordingly, none of the PBRS granted to the named executive officers in August 2008 vested and all of such grants were forfeited in August 2011, as detailed in the table below.

Named Executive Officer	Shares of PBRS Forfeited in August 2011	Grant Date Grant Value of PBRS Forfeited in August 2011(1)	Total August 2011 Value of PBRS Forfeited(2)
E. Scott Beattie	44,400	$838,272	$1,411,032
Stephen J. Smith	15,600	$294,528	$495,768
Joel B. Ronkin	20,000	$377,600	$635,600
Pierre B. Pirard	5,600	$105,728	$177,968
Kathy Widmer(3)	—	—	—

(1)	Grant date value of forfeited PBRS is based on the closing market price of our common stock on the grant date, August 18, 2008, of $18.88 per share.
(2)	Value of forfeited PBRS is calculated using the closing market price of our common stock on the applicable date of forfeiture, August 15, 2011, of $31.78 per share.
(3)	Ms. Widmer joined the company in November 2009 and, as a result, was not granted any shares of PBRS in August 2008.

Market-Based Restricted Stock. Prior to August 2008, MBRS were expected to be awarded every three to six years depending on when and whether previously granted MBRS vested. These awards were front-loaded, with each grant of MBRS accounting for three to four years’ worth of that portion of each recipient’s long-term incentive award grant. Accordingly, aggregate grants of long-term incentive awards for recipients of prior MBRS grants were lower in subsequent years to reflect these front-loaded grants. In March 2011, the MBRS that was granted to current executive officers and other current employees in March 2005 vested in full as our total shareholder return during the relevant measurement period (28.7%) exceeded the total shareholder return of the companies that were in the Russell 2000 Index during the same period (16.1%). In fiscal 2009, the compensation committee discontinued the practice of granting MBRS to reduce the number of award vehicles used and also due, in part, to the accounting treatment for such grants, which does not permit us to reverse compensation expense previously recognized for MBRS if the applicable market-based performance criteria are not met. Accordingly, no grants of MBRS have been made since March 2005.

Timing of Long-Term Stock Incentive Awards. The board of directors and the compensation committee meet to review our annual financial results and make long-term stock incentive awards each August, prior to the public announcement of our financial results for the recently completed fiscal year. Since August 2006, the compensation committee has made the grant of such awards effective two business days after the date such annual financial results are publicly announced to allow time for the market to react to the announced results.

Benefits and Perquisites

While benefits and perquisites are not a significant element of our compensation structure, we believe that we need to provide a certain level of benefits and perquisites to remain competitive and attract and retain executive talent. Our named executive officers are eligible to participate in our broad-based benefit programs generally available to all of our full-time U.S. employees, including health, disability and life insurance programs, qualified 401(k) plans and (other than our chief executive officer) our Employee Stock Purchase Plan, which allows employees to purchase shares of our common stock at a discount. In addition, certain of our named executive officers receive certain perquisites, including car allowances, tax preparation and financial planning services, and business club memberships. Certain of our named executive officers also participate in an executive disability insurance program paid for by us. Mr. Smith, Mr. Pirard and Ms. Widmer do not, however, receive this benefit as they joined our company after we ceased offering this benefit to new executive officers. We also maintain a limited membership in a jet card program, which allows the company the use of a private airplane for business travel. Our policy related to this program allows family members and guests to accompany our executives during business travel, space permitting. Under the jet card program, the aggregate incremental cost to the company of these guests is a de minimis amount. From time to time, we also may provide reimbursement for expenses incurred in connection with guests or family accompanying named executive officers on business travel. In addition, we also make company-owned tickets to certain sporting events available to our employees, including the named executive officers, for business purposes, and if such tickets are not used for business purposes, they are made available to directors and employees, including named executive officers, for personal use.

For more detail regarding other annual compensation, including perquisites, provided to our named executive officers during fiscal 2011, please see footnote 5 to the Fiscal 2011 Summary Compensation Table on page 26.

Policy Regarding Recovery of Performance-Based Compensation

In fiscal 2009, the compensation committee adopted a policy regarding the recovery of performance-based compensation and other incentive-based compensation from executive officers under certain circumstances (a “claw-back policy”). The “claw-back” policy is part of our Corporate Governance Guidelines and Principles and provides that in the event there is a material restatement of our financial results filed with the SEC due to fraud or intentional misconduct, the compensation committee will review the performance-based compensation and other incentive-based compensation received by any executive officers who are found to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement. To the extent permitted by applicable law, the compensation committee will seek, through the exercise of their business judgment, the recovery of any such compensation that the compensation committee determines is in excess of the performance-based compensation and other incentive-based compensation that would have been received by such officers based on the restated financial results.

The full text of our Corporate Governance Guidelines and Principles, including the “claw-back” policy, is published on our website at www.elizabetharden.com, under the section “Corporate Info - Investor Relations - Corporate Governance - Guidelines & Principles.”

Severance Policy and Change of Control

We have had a severance policy in place for our senior executives, including our named executive officers, since March 2002. The compensation committee believes that a severance policy is a useful tool in attracting and retaining highly qualified executive talent. The levels of benefits provided under the severance policy were based on Mercer’s analysis and recommendations and the compensation committee’s assessment of what would be fair and reasonable under the scenarios contemplated by the severance policy. Potential benefits payable under our severance policy are not a factor in the compensation committee’s determination of the compensation to be paid to our named executive officers.

Termination Without Cause. Under the severance policy, an executive officer receives severance benefits in a lump sum, based on his or her position and responsibility, in the event the executive’s employment is terminated by us without “cause,” other than due to death or permanent disability. Currently, the severance benefit for our chief executive officer equals 24 months of base salary on the effective date of termination, and the severance benefit for our other executive officers equals 12 months of base salary on the effective date of termination. For purposes of the severance policy, “cause” includes (i) a violation of our Code of Business Conduct or any other material company policy, (ii) the commission of an intentional act of fraud, embezzlement, theft or dishonesty against us, (iii) the conviction of a felony or a misdemeanor involving moral turpitude or that is reasonably deemed to cause material embarrassment to us, (iv) gross neglect or willful failure to perform the officer’s duties, and (v) willful failure to obey the reasonable and lawful orders of the chief executive officer, the officer’s supervisor or the board of directors.

Change of Control. Under the severance policy, a severance benefit is paid to executive officers based on a multiple of a “base amount” only if there is an actual termination of employment by us without “cause” (other than due to death or permanent disability) or a termination of employment by the executive officer for “good reason,” in either case within the two years following a “change of control.” “Base amount” is the average annual salary plus average bonus the executive has received over the five most recent fiscal years. Currently, the lump sum severance benefit that is payable upon a termination of employment without cause or a termination of employment by an executive officer for good reason, in either case within the two years following a change of control, is as follows: (a) Mr. Beattie, 2.99 times the base amount; and (b) for all other executive officers, 1.5 times the base amount. Our change of control arrangements are intended to provide continuity of management in the event of a change of control and to focus our management’s attention on completing a transaction that will benefit shareholders rather than on concerns about future employment. For purposes of the severance policy, “good reason” includes a materially adverse change in the executive officer’s authority, duties or responsibilities or the assignment of duties that are materially inconsistent with those normally associated with the executive officer’s position, or a relocation of more than 50 miles outside of the metropolitan area in which the executive officer is based. An executive officer claiming termination for “good reason” must provide us written notice and an opportunity to cure the circumstances constituting “good reason” before becoming eligible for severance benefits under the severance policy. A “change of control” is deemed to have occurred under the severance policy if (i) 35% or more of our common stock is beneficially owned by a person (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than our directors and their affiliates, and that amount represents more of our common stock than is beneficially owned by our directors and their affiliates, (ii) during any consecutive two-year period our directors or individuals nominated by our directors to succeed them no longer constitute a majority of our directors, (iii) a sale or other disposition of all or substantially all of our assets is approved by the board of directors and consummated, or (iv) a merger or other business combination or reorganization resulting in the circumstances described in (i) or (ii) is approved by our board of directors and consummated.

Our stock incentive grant agreements generally provide that in the event of a change of control involving us, as defined in the applicable stock incentive plan, all unvested stock options granted and restricted stock awarded to our employees, including our executive officers, will automatically become fully vested. Upon a change of control, performance-based cash awards also automatically fully vest at either their target value or the value that corresponds to any applicable performance targets that have already been achieved.

Stock Ownership Guidelines

Our stock ownership guidelines for our chief executive officer and our other executive officers are 175,000 shares of common stock and 30,000 shares of common stock, respectively. Our executive officers are required to comply with these stock ownership guidelines in stages over five years from the date they become executive officers. The compensation committee has discretion to grant waivers or exemptions from compliance with the guidelines as it deems appropriate.

Shares of our common stock that are owned by an executive officer, and all shares of our common stock owned by such executive officer’s spouse or dependent children, count towards satisfying the stock ownership guidelines. Unvested restricted stock and shares underlying unexercised stock options held by an executive officer do not count towards satisfying the stock ownership guidelines. Each of our chief executive officer and our other named executive officers currently complies with our stock ownership guidelines based on their years of service as an executive officer and to the extent applicable to them. The stock ownership guidelines may be reviewed from time to time to ensure market competitiveness and to reflect appropriate market conditions.

Effect of Tax and Accounting Treatment on Executive Compensation Decisions

We make reasonable efforts to seek to maximize the tax deductibility of all elements of our executive compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits to $1 million the amount of compensation that we may deduct in any one year with respect to each of our chief executive officer and other covered executives, unless certain criteria are met.

The compensation committee regularly reviews our compensation programs in light of applicable tax provisions, including Section 162(m), and makes reasonable efforts, consistent with sound executive compensation principles and our needs, to seek to ensure that such compensation is deductible by us. For example, cash bonuses paid under our Management Bonus Plan are intended to be exempt from the limits set forth under Section 162(m) of the Code, and thus be deductible by us for tax purposes. To preserve appropriate flexibility in our ability to compensate our executive officers, however, we do not require that all compensation be awarded in a manner that is tax-deductible to us. It is our intent, though, to maximize the deductibility of our executive compensation to the extent possible and consistent with our overall corporate and compensation goals.

As part of the process of determining the appropriate structure of our executive compensation programs and the awards to be made under such programs, the compensation committee also evaluates and considers the accounting treatment, the aggregate economic costs, the cash flow implications and the expected impact on our financial results. The compensation committee attempts to balance the various financial implications of each program in order to develop an executive compensation structure that fulfills our compensation and company objectives.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on this review and discussion with management, the compensation committee recommended to the board of directors that such Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

Fred Berens (Chairperson)

William M. Tatham

J. W. Nevil Thomas

EXECUTIVE COMPENSATION TABLES

Fiscal 2011 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
E. Scott Beattie Chairman, President and Chief Executive Officer	2011 2010 2009	864,667 843,750 805,000	— — 27,300	941,375 809,844 1,676,544	399,988 396,615 788,810	2,314,434 1,788,672 137,237	68,604 59,717 70,184	4,589,068 3,898,598 3,505,075
Stephen J. Smith Executive Vice President and Chief Financial Officer	2011 2010 2009	424,167 416,667 396,667	— — 12,511	234,817 269,637 589,056	100,358 132,342 276,190	572,543 557,165 57,826	33,206 33,586 32,129	1,365,091 1,409,397 1,364,379
Joel B. Ronkin Executive Vice President, General Manager — North America	2011 2010 2009	457,717 442,750 420,833	— — 13,219	424,061 404,922 755,200	179,778 198,102 355,000	871,435 772,961 61,300	35,808 35,906 34,423	1,968,799 1,854,641 1,639,975
Pierre B. Pirard (6) Executive Vice President, Product Innovation and Global Supply Chain	2011 2010 2009	358,333 341,667 —	162,179 — —	187,629 180,069 —	80,142 87,954 —	472,146 371,860 —	25,618 15,000 —	1,286,047 996,550 —
Kathy Widmer(7) Executive Vice President and Chief Marketing Officer	2011 2010 2009	370,833 — —	75,000 — —	165,650 — —	70,034 — —	455,679 — —	32,703 — —	1,169,899 — —

(1)	Amounts shown for fiscal 2009 reflect service-based deferred cash grants made in May 2009 that vested in December 2009. Deferred cash grants made equaled 3% of the total of base salary plus Management Bonus Plan bonus, if any, paid to the named executive officer during the period from February 1 through January 31 preceding the grant date. This program was discontinued in fiscal 2010. See footnotes (6) and (7) below for details on amounts shown for Mr. Pirard and Ms. Widmer, respectively.
(2)	Reflects the aggregate grant date fair value of restricted stock awards granted in fiscal 2011, fiscal 2010 and fiscal 2009, computed in accordance with ASC 718. These amounts do not necessarily correspond to the actual value that may be realized by the named executive officers. For additional information on the valuation assumptions regarding the fiscal 2011 grants, see note 14 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2011, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to fiscal 2011, refer to the note on Stock Plans in the consolidated financial statements in our Annual Report on Form 10-K for the applicable fiscal year end. See the Fiscal 2011 Grants of Plan-Based Awards Table for additional information on awards made during fiscal 2011.
(3)	Reflects the aggregate grant date fair value of stock options granted in fiscal 2011, fiscal 2010 and fiscal 2009, computed in accordance with ASC 718. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers. For additional information on the valuation assumptions regarding the fiscal 2011 grants, see note 14 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2011, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to fiscal 2011, refer to the note on Stock Plans in the consolidated financial statements in our Annual Report on Form 10-K for the applicable fiscal year end. See the Fiscal 2011 Grants of Plan-Based Awards Table for additional information on awards made during fiscal 2011.
(4)	Reflects amounts earned by the named executive officers in the applicable fiscal year under our Management Bonus Plan and, for fiscal 2010 and 2011, also pursuant to performance-based cash awards made in August 2009 and 2010, respectively. These amounts earned were subject to our achievement of specified performance targets. The performance-based cash awards are payable in three equal annual installments on the first, second and third anniversary of grant and are also subject to each named executive officer’s continued employment with the company through the relevant vesting date. For more information regarding our fiscal 2011 Management Bonus Plan, please refer to the discussion in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program — Short-Term Cash Incentives – Fiscal 2011 Management Bonus Plan” and the Fiscal 2011 Grants of Plan-Based Awards Table. For more information regarding the performance-based cash awards made in August 2010, please refer to the discussion in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program — Long-Term Incentives — Fiscal 2011 Performance-Based Cash Awards” and the Fiscal 2011 Grants of Plan-Based Awards table.

(5)	The following table identifies (i) perquisites and other personal benefits provided to our named executive officers in fiscal 2011 and quantifies those required by SEC rules to be quantified and (ii) all other compensation that is required by SEC rules to be separately identified and quantified:

Name	Fiscal Year	Perquisites and Other Personal Benefits ($) (a)		Tax Reimbursements ($) (b)	Executive Disability Insurance Premiums ($) (c)	Life & AD&D Insurance Premiums ($) (d)	Company Contributions to 401(k) Plan ($) (e)	Total ($)
E. Scott Beattie	2011	50,402	(f)	2,475	4,757	1,170	9,800	68,604
Stephen J. Smith	2011	22,136		—	—	1,170	9,900	33,206
Joel B. Ronkin	2011	22,838		531	1,195	1,170	10,074	35,808
Pierre B. Pirard	2011	13,900		—	—	1,123	10,595	25,618
Kathy Widmer	2011	13,993		—	—	1,170	17,540	32,703

(a)	Includes car allowance and personal tax preparation and financial planning services paid or reimbursed by us. No individual perquisite or personal benefit for any named executive officer exceeded $25,000.
(b)	Reflects tax reimbursements on executive disability insurance premiums.
(c)	Reflects executive disability insurance premiums paid or reimbursed by us.
(d)	Reflects term life and accidental death and dismemberment insurance premiums paid or reimbursed by us.
(e)	Reflects matching contributions made by us under our 401(k) plan.
(f)	Includes expenses paid by us in connection with (x) Mr. Beattie’s family accompanying him on business travel, (y) business guests and family accompanying Mr. Beattie during business travel when using our jet card membership, and (z) certain temporary relocation expenses. The aggregate incremental cost to the company of business guests and family accompanying Mr. Beattie during business travel when using our jet card membership was de minimis. Also includes dues paid by us for business club memberships for Mr. Beattie.

(6)	Mr. Pirard was not a named executive officer in fiscal 2009. Amount shown in the “Bonus” column for Mr. Pirard reflects a one-time, service-based cash award of $150,000 granted on November 1, 2007 as a special incentive to join the company. The award vested on November 1, 2010 and earned interest at an annual rate for each year of its term equal to the U.S. Federal Funds rate on November 1, 2007, as adjusted on each November 1 thereafter, plus 1%.
(7)	Ms. Widmer was not a named executive officer in fiscal 2009 or fiscal 2010. Amount shown in the “Bonus” column for Ms. Widmer reflects a one-time, service-based cash award of $75,000 granted on November 9, 2009 as a special incentive to join the company. The award vested on November 9, 2010.

Fiscal 2011 Grants of Plan-Based Awards Table

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($ / SH)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Threshold ($)	Target ($)	Maximum ($)
E. Scott Beattie	8/9/10 8/9/10 8/16/10 8/16/10 11/2/2010	8/9/10 8/9/10 8/9/10 8/9/10 8/9/10	324,247 262,500	864,659 700,000	1,296,989 1,050,000	(1) (5)	47,200 8,500	55,400	16.15	762,280 399,988 179,095
Stephen J. Smith	8/9/10 8/9/10 8/16/10 8/16/10 11/2/2010	8/9/10 8/9/10 8/9/10 8/9/10 8/9/10	79,531 65,625	212,082 175,000	318,123 262,500	(1) (5)	11,800 2,100	13,900	16.15	190,570 100,358 44,247
Joel B. Ronkin	8/9/10 8/9/10 8/16/10 8/16/10 11/2/2010	8/9/10 8/9/10 8/9/10 8/9/10 8/9/10	102,985 118,125	274,626 315,000	411,939 472,500	(1) (5)	21,300 3,800	24,900	16.15	343,995 179,778 80,066
Pierre B. Pirard	8/9/10 8/9/10 8/16/10 8/16/10 11/2/2010	8/9/10 8/9/10 8/9/10 8/9/10 8/9/10	67,187 52,500	179,164 140,000	268,746 210,000	(1) (5)	9,400 1,700	11,100	16.15	151,810 80,142 35,819
Kathy Widmer	8/9/10 8/9/10 8/16/10 8/16/10 11/2/2010	8/9/10 8/9/10 8/9/10 8/9/10 8/9/10	69,529 45,938	185,411 122,500	278,117 183,750	(1) (5)	8,300 1,500	9,700	16.15	134,045 70,034 31,605

(1)	Reflects the potential value of the cash payout for each named executive officer under our Management Bonus Plan for fiscal 2011 if annual threshold, target or maximum performance goals for each performance metric (EPS and operating cash flow), as the case may be, were satisfied in fiscal 2011. Based on the company’s financial performance for fiscal 2011, payouts under the fiscal 2011 Management Bonus Plan equaled 148.56% of each named executive officer’s target annual bonus. Actual amounts paid to the named executive officers for fiscal 2011 are included in the Fiscal 2011 Summary Compensation Table. For more information regarding our Management Bonus Plan, please refer to the discussion in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program — Short-Term Cash Incentives – Fiscal 2011 Management Bonus Plan.”
(2)	Reflects the number of shares of SBRS granted on August 16, 2010 under our 2004 Stock Incentive Plan and on November 2, 2010 under our 2010 Stock Award and Incentive Plan to the named executive officers. These shares of SBRS vest in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2011, June 30, 2012 and June 30, 2013, as applicable, if the named executive officer is still employed by us at that time. One-third of this grant of SBRS vested in August 2011.
(3)	Reflects the number of stock options granted in fiscal 2011 under our 2004 Stock Incentive Plan to the named executive officers. These stock options vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2011, June 30, 2012 and June 30, 2013, as applicable, if the named executive officer is still employed by us at that time. These stock options will expire ten years from the date of grant. One-third of this grant of stock options vested in August 2011.
(4)	Reflects the full grant date fair value under ASC 718 of the SBRS or stock options granted in fiscal 2011 to the named executive officers. Generally, the full grant date fair value is the amount that we would expense in our consolidated financial statements over the award’s vesting schedule. For SBRS awards granted on August 16, 2010, fair value is calculated using the closing price of our common stock on the grant date of $16.15 per share multiplied by the number of shares of SBRS awarded. For SBRS awards granted on November 2, 2010, fair value is calculated using the closing price of our common stock on the grant date of $21.07 per share multiplied by the number of shares of SBRS awarded. For stock options, fair value is calculated using the Black-Scholes model value on the grant date of $7.22 per share multiplied by the number of stock options awarded. These amounts do not correspond to the actual value that may be recognized by the named executive officers. For additional information on the valuation assumptions regarding these fiscal 2011 grants, see note 14 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2011, as filed with the SEC.
(5)	Reflects the potential value of the outstanding performance-based cash awards granted to each executive officer in fiscal 2011 if the applicable threshold, target or maximum performance goals, as the case may be, were satisfied in fiscal 2011. These performance-based cash awards vested at 147.13% of the target award level based on our fiscal 2011 EPS and consolidated operating cash flow, weighted equally, and will be paid in three installments on the first three anniversaries of the grant date beginning August 2011, provided the named executive officer is still employed with us at the time of payment. For more information regarding our performance-based cash awards, please refer to the discussion in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program — Long-Term Incentives — Fiscal 2011 Performance-Based Cash Awards.”

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
E. Scott Beattie	3/22/2002 6/25/2003 3/10/2004 8/10/2005 8/21/2006 8/20/2007 8/18/2008 8/17/2009 8/16/2010	135,000 75,600 71,300 65,600 67,300 88,000 74,066 32,166 —	— — — — — — 37,034 64,334 55,400	(4) (5) (6)	11.33 13.04 21.60 23.40 15.00 23.59 18.88 9.33 16.15	3/22/2012 6/25/2013 3/10/2014 8/10/2015 8/21/2016 8/20/2017 8/18/2018 8/17/2019 8/16/2020	8/18/2008 8/18/2008 8/17/2009 8/16/2010 11/2/2010	14,800 57,867 47,200 8,500	(8) (9) (10) (11)	429,644 1,679,879 1,370,216 246,755	44,400	(7)	1,288,932
Stephen J. Smith	3/22/2002 6/25/2003 3/10/2004 8/10/2005 8/21/2006 8/20/2007 8/18/2008 8/17/2009 8/16/2010	30,000 18,000 16,900 15,000 24,000 35,200 25,933 10,733 —	— — — — — 12,967 21,467 13,900	(4) (5) (6)	11.33 13.04 21.60 23.40 15.00 23.59 18.88 9.33 16.15	3/22/2012 6/25/2013 3/10/2014 8/10/2015 8/21/2016 8/20/2017 8/18/2018 8/17/2019 8/16/2020	8/18/2008 8/18/2008 8/17/2009 8/16/2010 11/2/2010	5,200 19,267 11,800 2,100	(8) (9) (10) (11)	150,956 559,321 342,554 60,963	15,600	(7)	452,868
Joel B. Ronkin	3/22/2002 6/25/2003 3/10/2004 8/10/2005 8/21/2006 8/20/2007 8/18/2008 8/17/2009 8/16/2010	18,750 10,000 11,000 17,500 30,000 46,900 33,333 16,066 —	— — — — — — 16,667 32,134 24,900	(4) (5) (6)	11.33 13.04 21.60 23.40 15.00 23.59 18.88 9.33 16.15	3/22/2012 6/25/2013 3/10/2014 8/10/2015 8/21/2016 8/20/2017 8/18/2018 8/17/2019 8/16/2020	8/18/2008 8/18/2008 8/17/2009 8/16/2010 11/2/2010	6,667 28,934 21,300 3,800	(8) (9) (10) (11)	193,543 839,954 618,339 110,314	20,000	(7)	580,600
Pierre B. Pirard	8/18/2008 8/17/2009 8/16/2010	9,266 7,133 — —	4,634 14,267 11,100	(4) (5) (6)	18.88 9.33 16.15	8/18/2018 8/17/2019 8/16/2020	8/18/2008 8/18/2008 8/17/2009 8/16/2010 11/2/2010	1,867 12,867 9,400 1,700	(8) (9) (10) (11)	54,199 373,529 272,882 49,351	5,600	(7)	162,568
Kathy Widmer	8/16/2010	—	9,700	(6)	16.15	8/16/2020	8/16/2010 11/2/2010	8,300 1,500	(10) (11)	240,949 43,545

(1)	This column reflects the number of shares of SBRS granted to the respective named executive officer that had not yet vested as of June 30, 2011.
(2)	Determined based on the closing market price of our common stock on June 30, 2011, the last trading day in fiscal 2011, of $29.03 per share.
(3)	This column reflects the number of shares of PBRS granted to the named executive officer that had not yet vested as of June 30, 2011.
(4)	Stock options granted on August 18, 2008, that vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2009, June 30, 2010 and June 30, 2011, as applicable, if the named executive officer is still employed by us at that time. The amount shown reflects the remaining one-third of the original stock option grant , which vested for each named executive officer in August 2011.
(5)	Stock options granted on August 17, 2009, that vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2010, June 30, 2011 and June 30, 2012, as applicable, if the named executive officer is still employed by us at that time. The amount shown reflects two-thirds of the original stock option grant. An additional one-third of the original amount of this grant of stock options vested for each named executive officer in August 2011.
(6)	Stock options granted on August 16, 2010, that vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2011, June 30, 2012 and June 30, 2013, as applicable, if the named executive officer is still employed by us at that time. The amount shown reflects the initial grant amount of the stock option award granted on such date. One-third of this grant of stock options vested for each named executive officer in August 2011.
(7)	PBRS award granted on August 18, 2008 that vests two business days after our financial results for the fiscal year ending June 30, 2011 are publicly announced, but only if we achieve a specified cumulative EPS target and the named executive officer is still employed by us at that time. This PBRS award was forfeited in August 2011 as the applicable cumulative earnings per share target was not achieved. For more information, please see the discussion in the Compensation Discussion and Analysis under the caption “Long-Term Incentives — Forfeiture of Outstanding Performance-Based Restricted Stock in Fiscal 2011.”
(8)	SBRS award granted on August 18, 2008, that vests over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2009, June 30, 2010 and June 30, 2011, as applicable, if the named executive officer is still employed by us at that time. The amount shown reflects the remaining third of the original amount of this SBRS award, which vested for each named executive officer in August 2011.
(9)	SBRS award granted on August 17, 2009, that vests over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2010, June 30, 2011 and June 30, 2012, as applicable, if the named executive officer is still employed by us at that time. The amount shown reflects the remaining two-thirds of the original amount of the SBRS award. An additional one-third of the original amount of this SBRS award vested for each named executive officer in August 2011.
(10)	SBRS award granted on August 16, 2010, that vests over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2011, June 30, 2012 and June 30, 2013, as applicable, if the named executive officer is still employed by us at that time. The amount shown reflects the initial grant amount of the SBRS award granted on such date. One-third of the original amount of this SBRS award vested for each named executive officer in August 2011.
(11)	SBRS award granted on November 2, 2010 that vests in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2011, June 30, 2012 and June 30, 2013, as applicable, if the named executive officer is still employed by us at that time. One-third of the original amount of this SBRS award vested for each named executive officer in August 2011.

Option Exercises and Stock Vested in Fiscal 2011

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)		Value Realized on Vesting(2) ($)
E. Scott Beattie	392,489	(3)	8,347,754	158,267	(4)	3,853,996
Stephen J. Smith	110,000	(5)	2,740,779	35,133	(6)	782,138
Joel B. Ronkin	59,000	(7)	1,221,075	51,167	(8)	1,148,457
Pierre B. Pirard	—		—	8,300	(9)	134,045
Kathy Widmer	—		—	—		—

(1)	Represents shares of SBRS that vested on August 16, 2010 and shares of MBRS that vested on March 22, 2011.
(2)	Value based on the closing market price of our common stock on August 16, 2010, the vesting date of the SBRS, of $16.15 per share, and the closing market price of our common stock on March 22, 2011, the vesting date of the MBRS, of $28.08 per share.
(3)	The stock option exercised by Mr. Beattie in fiscal 2011 was scheduled to expire on January 31, 2011 and was exercised over the course of several months, from September 2010 through January 2011.
(4)	Shares represent 49,467 shares of SBRS that vested on August 16, 2010, and 108,800 shares of MBRS that vested on March 22, 2011.
(5)	Of these shares, 100,000 were acquired upon the exercise of a stock option scheduled to expire on May 3, 2011.
(6)	Shares represent 17,133 shares of SBRS that vested on August 16, 2010, and 18,000 shares of MBRS that vested on March 22, 2011.
(7)	Of these shares, 52,750 were acquired upon the exercise of stock options scheduled to expire on or before January 31, 2011.
(8)	Shares represent 24,167 shares of SBRS that vested on August 16, 2010, and 27,000 shares of MBRS that vested on March 22, 2011.
(9)	Shares represent 8,300 shares of SBRS that vested on August 16, 2010.

Potential Payments Upon Termination or Change of Control

Our severance policy provides for severance benefits upon the following triggering events: (i) a termination of the employment of a named executive officer by us without “cause,” or (ii) a termination of the employment of a named executive officer by us without “cause” or by the named executive officer for “good reason,” either of which occurs within two years of the consummation of a “change of control” involving us. Our severance policy and the terms “cause,” “good reason,” and “change of control,” are discussed in more detail under “Compensation Discussion and Analysis — Severance Policy and Change of Control.” Payments under our severance policy are subject to the execution and delivery by the relevant executive officer of a release containing confidentiality and non-disparagement provisions that are satisfactory to us. The table below assumes that the triggering events under the severance policy occurred on June 30, 2011.

Our stock incentive grant agreements generally provide that in the event of a change of control involving us, as defined in the stock incentive plans, all unvested stock options granted and restricted stock awarded to our employees, including our named executive officers, would automatically become fully vested. In addition, upon a change of control our outstanding performance-based cash awards vest and become payable at either their target value or the value that corresponds to any applicable performance targets that have already been achieved. In the event of an executive officer’s death or permanent disability, all unvested stock option awards become fully vested and a pro-rata portion of unvested restricted stock awards and performance-based cash awards also vest (in the case of performance-based cash awards, at either target value or the value applicable to any achieved performance targets) based on the period elapsed since the applicable grant date. The following table shows the value of unvested stock options and restricted stock awards that would vest upon the specified triggering event, based on our closing market price of $29.03 on June 30, 2011, the last trading day of fiscal 2011.

		Termination
Name	Benefit	Without Cause(1)	Without Cause or For Good Reason Within 2 Years After Change of Control(2)	Change of Control(3)	Death or Permanent Disability(3)
E. Scott Beattie	Cash	$1,735,000	$3,627,886	$—	$—
	Option vesting	—	—	2,356,827	2,356,827
	Restricted stock vesting	—	—	5,015,426	2,715,752
	Performance-based cash vesting	—	—	1,030,505	658,292

	Total	$1,735,000	$3,627,886	$8,402,758	$5,730,871

Stephen J. Smith	Cash	$425,000	$774,440	$—	$—
	Option vesting	—	—	733,547	733,547
	Restricted stock vesting	—	—	1,566,662	896,495
	Performance-based cash vesting	—	—	572,469	190,823

	Total	$425,000	$774,440	$2,872,678	$1,820,865

Joel B. Ronkin	Cash	$460,000	$800,088	$—	$—
	Option vesting	—	—	1,122,922	1,122,922
	Restricted stock vesting	—	—	2,342,750	1,258,126
	Performance-based cash vesting	—	—	935,944	311,981

	Total	$460,000	$800,088	$4,401,616	$2,693,029

Pierre B. Pirard	Cash	$360,000	$564,860	$—	$—
	Option vesting	—	—	328,095	328,095
	Restricted stock vesting	—	—	667,529	442,111
	Performance-based cash vesting	—	—	415,975	138,658

	Total	$360,000	$564,860	$1,411,599	$908,864

Kathy Widmer	Cash	$375,000	$663,5144	$—	$—
	Option vesting	—	—	124,936	124,936
	Restricted stock vesting	—	—	284,494	77,486
	Performance-based cash vesting	—	—	180,228	100,909

	Total	$375,000	$663,514	$589,658	$303,331

(1)	Severance benefit for termination without cause (other than upon a change of control or due to death or permanent disability) equals 24 months of base salary for our chief executive officer and 12 months of base salary for our other named executive officers and is payable in a lump sum.
(2)	In addition to the accelerated vesting of outstanding awards reflected in the “Change of Control column,” named executive officers receive severance benefits for termination without cause by us or by the named executive officer for good reason, either of which occurs within two years of a change of control. These severance benefits equal 2.99 times the “base amount” for our chief executive officer and 1.5 times the “base amount” for our other named executive officers, and are payable in a lump sum. “Base amount” is the average annual salary plus average bonus paid to a named executive officer during the most recently completed five fiscal years.
(3)	Reflects value of accelerated vesting of stock options calculated based on the difference between the exercise price of stock options not yet vested at June 30, 2011 and the closing market price of our common stock of $29.03 on June 30, 2011, the last trading day of fiscal 2011. Also reflects value of accelerated vesting of restricted stock not yet vested on June 30, 2011, based on the closing market price of our common stock on June 30, 2011 of $29.03. Also reflects the value of accelerated vesting of all outstanding performance-based cash awards granted in fiscal 2009 and fiscal 2010, based on actual performance targets achieved during those fiscal years.

Stock options that vest on an accelerated basis due to death remain exercisable by the named executive officer’s estate for 12 months after death. Stock options that vest on an accelerated basis due to permanent disability remain exercisable for six months after the permanent disability. Stock options that vest on an accelerated basis due to a change of control remain exercisable for 90 days after the change of control. The term “change of control” has substantially the same meaning under our stock incentive plans as under our severance policy.

AUDIT COMMITTEE REPORT

The audit committee oversees the quality and integrity of the company’s accounting and financial reporting process, the adequacy of the company’s internal control over financial reporting, the audits of the company’s consolidated financial statements, the review of quarterly consolidated financial statements and critical accounting policies, and also carries out such other duties as may be directed by the board of directors. The audit committee selects and engages the company’s independent registered public accounting firm that performs the audit of the company’s consolidated financial statements and issues an attestation report regarding the company’s internal control over financial reporting, negotiates and approves the fees paid for such services and evaluates their performance. The audit committee also approves the engagement of the independent registered public accounting firm for non-audit services permissible under applicable laws and negotiates and approves the fees paid for such services.

The company’s management is responsible for the preparation, presentation and integrity of its consolidated financial statements and internal controls and for the application of accounting and financial reporting principles and procedures designed to ensure compliance with accounting standards and applicable laws. The company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing an attestation report on the company’s internal control over financial reporting. Although the audit committee members possess broad experience in analyzing and reviewing financial statements, the audit committee is not composed of professional auditors, and its functions are not intended to duplicate or to certify the actions of management and the independent registered public accounting firm.

The audit committee reviewed and discussed with the company’s management its audited consolidated financial statements for fiscal 2011. The committee also discussed with PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, the results of the audit and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and the company’s internal control over financial reporting.

The audit committee also considered whether the provision by PricewaterhouseCoopers LLP of non-audit services to the company is compatible with maintaining the auditors’ independence. The audit committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and discussed with PricewaterhouseCoopers LLP their independence from the company, including any relationships that may impact their independence. The audit committee has concluded that PricewaterhouseCoopers LLP is independent from the company and its management.

Based on the review and discussions referred to in this report, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended June 30, 2011 for filing with the SEC.

Fred Berens (Chairperson)

Maura Clark

William M. Tatham

PROPOSAL 2 —

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to give our shareholders an opportunity to vote, on an advisory (non-binding) basis, regarding the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

As discussed in the Compensation Discussion and Analysis set forth on pages 15 through 24, our compensation programs are focused on pay for performance based on performance metrics tailored to achieve the company’s strategic business plan and align executive incentives with the creation of shareholder value, while ensuring the competitiveness of executive compensation in comparison to our peer group and the broader market to enhance our ability to attract and retain talented executives. We design our executive compensation programs to pay well when performance metrics are achieved, and, conversely, to pay below the market median level of compensation when performance metrics are missed. We believe that our executive compensation programs are well-designed and appropriately align executive compensation with shareholder interests.

In particular, payouts under our annual Management Bonus Plan and other incentive awards (like PBRS and performance-based cash awards) depend on the company achieving challenging pre-determined performance metrics tied to our strategic business plan that are intended to drive long-term shareholder value. Performance based programs (such as our Management Bonus Plan and our PBRS and performance-based cash awards) do not pay out unless these performance metrics are achieved, as evidenced by the recent forfeiture of 100% of the PBRS awarded to our executive officers in August 2008. Our grants of stock options and SBRS have historically vested over three-year service periods to enhance our ability to retain talent and reward long-term contributors, while also aligning executive incentives with the long-term interests of our shareholders. We have also established stock ownership guidelines and a “clawback” policy applicable to our executive officers to ensure a long-term focus consistent with shareholder interests.

For fiscal 2011, we reported net sales of $1.176 billion and net income of approximately $41 million, our highest levels of sales and profitability to date. Over the last few years, we have improved our operating metrics, primarily as a result of our Global Efficiency Re-engineering Initiative, and strengthened our balance sheet. Gross margin has improved from 40.5% in fiscal 2009 to 47.3% in fiscal 2011 and inventory balances have decreased from approximately $319 million at June 30, 2009 to $247 million at June 30, 2011, while our outstanding borrowings under our revolving credit facility have decreased from $115 million at June 30, 2009 to $0 at June 30, 2011. During fiscal 2011, our common stock price doubled, increasing from $14.52 per share on June 30, 2010 to $29.03 per share on June 30, 2011. As a result, our one-year total shareholder return through June 30, 2011 was 99%, compared to our peer group median of 53% and compared to a one-year median total shareholder return of 17.29% for the Russell 3000 companies in the Household & Personal Products General Industry Classification Standard (“GICS”) group (as reported by Institutional Shareholders Services, Inc.).

Our fiscal 2011 financial performance exceeded the EPS and operating cash flow performance targets under our fiscal 2011 Management Bonus Plan and under the terms of the performance-based cash awards granted to executive officers in August 2010, and accordingly, payouts to executive officers under the 2011 Management Bonus Plan and the vested value of performance-based cash awards granted to our executive officers in August 2010 were close to the “superior” target level in each case. The above-target 2011 Management Bonus Plan payouts resulted in average actual total cash (base salary plus Management Bonus Plan payout) for our executive officers at slightly above the 60th percentile of Mercer’s composite market values, while Total Direct Compensation (as defined on page 16) for our executive officers was between the 60th and 75th percentile of Mercer’s composite market values. Further details are provided in the Compensation Discussion and Analysis beginning on page 15.

We believe that our executive compensation programs have been instrumental in attracting and retaining the highly qualified managerial talent that is necessary to continue to successfully pursue our strategic business plan. We ask that our shareholders indicate their support for the compensation of our named executive officers as described in this proxy statement by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the company’s Proxy Statement for the 2011 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table, and the other related tables and narrative disclosure.”

This say-on-pay vote is advisory, which means that the shareholder vote on this proposal is not binding on us, our board of directors or our compensation committee. The compensation committee and the board of directors do, nonetheless, value the opinions expressed by our shareholders and will carefully consider the outcome of this vote when making future compensation decisions regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS

PROXY STATEMENT.

PROPOSAL 3 —

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON NAMED EXECUTIVE COMPENSATION

In addition to providing shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, the Dodd-Frank Act enables our shareholders to indicate how frequently we should seek future advisory votes on the compensation of our named executive officers. Shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation every year, every two years or every three years or may abstain from voting on the proposal.

While the board of directors will continue to monitor developments in this area, the board currently plans to seek an advisory vote on the compensation of our named executive officers every year. Our board believes that holding such a vote every year is advisable as it enables our shareholders to provide us with timely input regarding our named executive officer compensation. We ask that you indicate your support for the advisory vote on compensation of our named executive officers to be held annually.

Shareholders are not voting to approve or disapprove the board’s recommendation. Instead, you may cast your vote on your preferred voting frequency by choosing any of the following four options with respect to this proposal: “one year,” “two years,” “three years,” or “abstain.” The option that receives the highest number of votes cast will be determined to be the preferred frequency with which the shareholders would like us to hold a shareholder vote to approve the compensation of our named executive officers, as disclosed pursuant to SEC rules, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and narrative disclosure.

This vote on the frequency of our “say-on-pay” votes is advisory, which means that the shareholder vote on this proposal is not binding on us, our board of directors or our compensation committee. The compensation committee and the board of directors do, nonetheless, value the opinions expressed by our shareholders and will carefully consider the outcome of this vote when determining how frequently to hold future “say-on-pay” votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR A FREQUENCY OF

“ONE YEAR” FOR FUTURE ADVISORY SHAREHOLDER VOTES

ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 4 —

APPROVAL OF THE ELIZABETH ARDEN, INC.

2011 EMPLOYEE STOCK PURCHASE PLAN

General

We are requesting that the shareholders approve the Elizabeth Arden, Inc. 2011 Employee Stock Purchase Plan (the “2011 Employee Stock Purchase Plan”), which was adopted by the compensation committee of the board of directors on August 8, 2011, subject to shareholder approval at the annual meeting of shareholders scheduled for November 9, 2011.

The purpose of this plan is to encourage the accumulation of our common stock by our employees by offering them the opportunity to purchase stock at an attractive price. The company first adopted an employee stock purchase plan in 2002 (the “2002 Employee Stock Purchase Plan”). Management estimates that there are not sufficient shares of common stock remaining in the 2002 Employee Stock Purchase Plan to conduct further offerings of common stock to the company’s employees beyond the current offering under the 2002 Employee Stock Purchase Plan that ends on November 30, 2011.

The compensation committee and the board of directors believe that the approval of the 2011 Employee Stock Purchase Plan is necessary to preserve the availability of this valuable tool to attract and retain key personnel to the company, to focus employees on the achievement of company goals and to align the interests of the company’s employees with those of its shareholders. Based on all of these considerations, the board of directors adopted this plan in August 2011, subject to shareholder approval. The board recommends that our shareholders approve the 2011 Employee Stock Purchase Plan. A copy of the 2011 Employee Stock Purchase Plan is attached as Exhibit A to this proxy statement. If the shareholders of the company approve the 2011 Employee Stock Purchase Plan, the 2002 Employee Stock Purchase Plan will terminate on November 30, 2011 at the conclusion of the current offering thereunder.

Description of the 2011 Employee Stock Purchase Plan

If the 2011 Employee Stock Purchase Plan is approved by the company’s shareholders, eligible employees will be able to purchase shares of common stock of the company under the 2011 Employee Stock Purchase Plan at the end of offering periods, which are generally anticipated to be six months in length. The purchase price for such shares of common stock may not be less than 85% of the lesser of (i) the fair market value of the stock on the first day of the offering period, or (ii) the fair market value of the stock on the last day of the offering period. The company anticipates that the first offering period will commence on December 1, 2011. The company may make additional offerings for a period not exceeding 27 months. There will be 1,000,000 shares of common stock reserved for issuance under the 2011 Employee Stock Purchase Plan, which has a term of 10 years from the date of its approval by the company’s shareholders. Shares may be authorized but issued, authorized but unissued or treasury shares. If shares are acquired pursuant to an open market transaction, this acquisition will be made at the market price prevailing on the NASDAQ Global Select Market. On October 3, 2011, the closing price of a share of common stock was $29.10 per share.

The Employee Stock Purchase Plan provides that eligible employees may accumulate after-tax contributions through payroll deductions over an offering period in order to purchase common stock at the end of this period. An employee cannot complete such purchases using other means; however, employees of participating subsidiaries in jurisdictions that do not permit payroll deductions may be permitted to make contributions through alternative means. The accumulated contributions for an offering will be automatically applied at the end of offering period to purchase as many whole shares of common stock as feasible, and the unused balance shall be carried over to the next offering.

The rate of an employee’s payroll deduction must be established before the offering, and the company reserves the right to establish a minimum and maximum rate applicable to all eligible employees. An employee’s payroll deduction authorization for one offering will apply to successive offerings unless the employee changes such authorization. An employee may change his or her rate of payroll deductions one time during an offering and suspend payroll deductions and/or withdraw from an offering at any time. Upon withdrawal from any offering, the employee’s accumulated savings for such offering shall be returned, without interest, to the employee.

Our compensation committee may approve the adoption of the 2011 Employee Stock Purchase Plan by one or more subsidiaries of the company, including foreign subsidiaries. Except as set forth below, all employees of our company, and any participating subsidiaries designated by our board of directors, who are scheduled to work more than five months per year are eligible to participate in the 2011 Employee Stock Purchase Plan. However, our compensation committee may, in its discretion, exclude certain part-time, newly hired or highly compensated employees from participating in the 2011 Employee Stock Purchase Plan. Any individual whose employment with the company and our subsidiaries terminates for any reason before the end of an offering will become ineligible to purchase common stock under the 2011 Employee Stock Purchase Plan and amounts deposited under the 2011 Employee Stock Purchase Plan will be returned to the employee. As of September 1, 2011, approximately 2,600 employees of the company and our subsidiaries would be eligible to participate in the 2011 Employee Stock Purchase Plan (assuming all of our subsidiaries are approved by the board of directors to adopt the 2011 Employee Stock Purchase Plan). Since participation is voluntary, the company is unable to anticipate the benefits to be received by any of our named executive officers, any other executive officer of the company or other employees of the company and our participating subsidiaries.

In no event may a participant purchase shares of our common stock or other securities under the 2011 Employee Stock Purchase Plan or other plans qualifying under Section 423 of the Code sponsored by the company and its related corporations at a rate that exceeds $25,000 in fair market value of the common stock or other securities (determined on the first day of any offering period) with respect to any calendar year, and in no event shall a participant be permitted to purchase more than 10,000 shares of common stock during any offering period.

Further, no employee will be permitted to complete the purchase of common stock under the 2011 Employee Stock Purchase Plan if, immediately after such purchase, the employee would own shares possessing at least 5 percent of the total combined voting power of the company or any of its parent or subsidiary corporations. Based on his current beneficial ownership of common stock, our chief executive officer is not eligible to participate under the 2011 Employee Stock Purchase Plan.

The 2011 Employee Stock Purchase Plan is intended to comply with Section 423 of the Code for participants located in the United States, which may provide such participants with certain tax benefits upon their subsequent sale or other disposition of the shares of common stock that they purchase under the 2011 Employee Stock Purchase Plan. The 2011 Employee Stock Purchase Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974. The compensation committee of the board of directors will administer the 2011 Employee Stock Purchase Plan, unless the board of directors designates another committee. The compensation committee may adopt terms of the 2011 Employee Stock Purchase Plan (and take such actions) that are necessary or advisable to facilitate participation in the 2011 Employee Stock Purchase Plan by employees of foreign subsidiaries; provided, however, that no such terms or actions may result in a violation of the United States laws applicable to the company, including, without limitation, the Securities Exchange Act of 1934, or cause the 2011 Employee Stock Purchase Plan to fail to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code for participants located in the United States.

The board of directors may amend or terminate the 2011 Employee Stock Purchase Plan at any time; provided, however, that no increase in the number of shares of common stock reserved for issuance under the 2011 Employee Stock Purchase Plan may be made without shareholder approval.

Federal Income Tax Consequences Relating to the 2011 Employee Stock Purchase Plan

The federal income tax consequences of an eligible employee’s purchases under the 2011 Employee Stock Purchase Plan may vary. The following discussion is only a summary of the general federal income tax rules applicable to the 2011 Employee Stock Purchase Plan, as currently in effect. This summary does not purport to be complete, and does not discuss any non-U.S., state or local tax consequences. Employees should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.

The 2011 Employee Stock Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Code (except as necessary to comply with applicable foreign law). Under those provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. A participant may, however, become liable for tax upon dispositions of shares acquired under the 2011 Employee Stock Purchase Plan (or if he or she dies holding such shares), and the tax consequences will depend on how long a participant has held the shares prior to disposition.

If the shares are disposed of at least one year after the shares were acquired under the 2011 Employee Stock Purchase Plan and at least 2 years after the first day of the offering period to which the shares relate, or if the participant dies while holding the shares, the participant (or in the case of the participant’s death, the participant’s estate) will recognize ordinary income in the year of sale or death in an amount equal to the lesser of (a) the excess of fair market value of the shares at the time of such disposition over the purchase price of the shares (the option price), or (b) the excess of the fair market value of the shares at the time the option to purchase was granted (the first day of the offering period) over the purchase price. If the shares are sold and the sales price is greater than the purchase price plus the ordinary income recognized as set forth above, such excess will be taxed at long-term capital gain rates. If the shares are sold and the sales price is less than the option price, there will be no ordinary income and the participant will have a long-term capital loss equal to the difference. No deduction in respect of the disposition of such shares will be allowed to the company.

If the shares are sold or disposed of (including by way of gift) before the expiration of the two-year holding period, but after the expiration of the one-year holding period, the participant will recognize ordinary income in the year of sale or disposition in an amount equal to the excess of the fair market value of the shares on the last business day of the offering period (the termination date) over the purchase price. If the shares are sold and the sales price is greater than the purchase price plus the ordinary income recognized as set forth above, such excess will be taxed at long-term capital gain rates. Even if the shares are sold for less than their fair market value on the termination date, the same amount of ordinary income is attributed to a participant, and a capital loss is allowed equal to the difference between the sales price and the value of such shares on such termination date. In such event, the company will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the disposing employee.

If the shares are sold or disposed of (including by way of gift) before the expiration of the two-year holding period and before the expiration of the one-year holding period, the participant will recognize ordinary income in the year of sale or disposition in an amount equal to the excess of the fair market value of the shares on the last business day of the offering period (the termination date) over the purchase price. If the shares are sold and the sales price is greater than the purchase price plus the ordinary income recognized as set forth above, such excess will be taxed at short-term capital gains rates. Even if the shares are sold for less than their fair market value on the termination date, the same amount of ordinary income is attributed to a participant, and a capital loss is allowed equal to the difference between the sales price and the value of such shares on such termination date. In such event, the company will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the disposing employee.

Registration with the SEC

We intend to file a registration statement on Form S-8 relating to the issuance of common stock under the 2011 Employee Stock Purchase Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable if the 2011 Employee Stock Purchase Plan is approved by our shareholders.

Equity Compensation Plan Information

The following table sets forth information concerning our common stock authorized for issuance under our equity compensation plans at June 30, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (c)
Equity compensation plans approved by security holders	2,314,949	$17.14	1,320,018	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	2,314,949	$17.14	1,320,018	(1)

(1)	Of these shares of common stock, 93,783 remained available for issuance at June 30, 2011, under the Elizabeth Aden, Inc. 2002 Employee Stock Purchase Plan. Of the remaining amount, 1,073,500 shares were available under the 2010 Stock Award and Incentive Plan, 25,335 shares were available under the 2004 Stock Incentive Plan, and 127,400 shares were available under the 2004 Non-Employee Director Stock Option Plan. See note 14 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2011, as filed with the SEC.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE 2011 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 5 —

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to conduct the audit of our consolidated financial statements for the fiscal year ending June 30, 2012. The appointment of the independent registered public accounting firm by the audit committee is submitted annually for ratification by the shareholders. Although shareholder approval is not required, if the shareholders do not ratify the appointment, the audit committee will reconsider the matter. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will be given an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS

VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL

YEAR ENDING JUNE 30, 2012.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows the fees paid to PricewaterhouseCoopers LLP for the audit of the consolidated financial statements and internal control over financial reporting and other services provided for the fiscal years ended June 30, 2011 and 2010, respectively:

	Fiscal Year Ended
	June 30, 2011	June 30, 2010
Audit fees	$2,046,108	$1,717,256
Audit-related fees	1,095	1,646
Tax fees	642,149	662,738
All other fees	1,818	1,515

Total	$2,691,170	$2,383,155

Audit Fees. Audit fees consisted principally of fees for audit work performed on the consolidated financial statements and internal controls over financial reporting included in our Annual Report on Form 10-K for fiscal 2011 and 2010, the quarterly reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2011 and 2010, and services that are normally provided by our independent registered public accounting firm in connection with statutory audits and SEC regulatory filings or engagements. These fees for fiscal 2011 include approximately $100,000 in fees that relate primarily to services provided in connection with the issuance of $250 million aggregate principal amount of our 7 3/8% Senior Notes due 2021 during the third quarter of fiscal 2011.

Audit-Related Fees. Audit-related fees consist of fees for assurance and related services that are reasonably related to the audit or review of our consolidated financial statements.

Tax Fees. The tax fees listed above consisted of fees for assistance with matters related to such services as domestic and international tax planning, tax compliance, including tax filings, tax audits (including audits for income taxes, indirect taxes and customs duties) and general tax advice.

All Other Fees. The other fees listed above relate primarily to annual subscription fees paid to access PricewaterhouseCoopers’ accounting reference website.

Pre-Approval Policies and Procedure for Audit and Permitted Non-Audit Services. The audit committee has developed policies and procedures regarding the approval of all non-audit services that are to be rendered by our independent registered public accounting firm, as permitted under applicable laws, and the corresponding fees for such services. In situations where the full audit committee is unavailable to pre-approve any permitted non-audit services to be rendered by our independent registered public accounting firm: (i) our chief financial officer and general counsel will evaluate the proposed engagement to confirm that the engagement is not prohibited by any applicable rules of the SEC, the Public Company Accounting Oversight Board (“PCAOB”) or NASDAQ, (ii) following such confirmation by the chief financial officer and the general counsel, the chairperson of the audit committee will determine whether we should engage our independent registered public accounting firm for such permitted non-audit services and, if so, negotiate the terms of the engagement with our independent registered public accounting firm, and (iii) the chairperson of the audit committee will report to the full audit committee at its next regularly scheduled meeting about any engagements of our independent registered public accounting firm for permitted non-audit services that have been approved by the chairperson. Alternatively, after confirmation by the chief financial officer and the general counsel, the full committee may pre-approve engagements of our independent registered public accounting firm at audit committee meetings.

Consistent with these policies and procedures, all audit services and non-audit services, including tax services, and all fees associated with such services performed by our independent registered public accounting firm in the fiscal years ended

June 30, 2011 and 2010 were pre-approved by the chairperson of the audit committee and ratified by the audit committee or approved by the full audit committee.

SHAREHOLDER PROPOSALS AND NOMINATIONS OF BOARD MEMBERS FOR THE 2012 ANNUAL MEETING

If a shareholder intends to present a proposal for action at the 2012 annual meeting of shareholders and wishes to have that proposal considered for inclusion in our proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by the Secretary of the company by June 13, 2012. The proposal must also meet the other requirements of the rules of the SEC relating to shareholder proposals.

Our by-laws establish an advance notice procedure with regard to certain matters, including shareholder proposals (other than those submitted in reliance on Rule 14a-8 under the Exchange Act) and nominations of individuals for election to the board of directors. In general, in order for a shareholder proposal or director nomination to be properly brought before the 2012 annual meeting, written notice of such shareholder proposal or director nomination must be received by the Secretary of the company no later than August 11, 2012 nor before July 12, 2012, provided, however, that if the 2012 annual meeting is more than thirty days before or more than sixty days after November 9, 2012, such written notice must be received by the Secretary of the company not later than ninety days prior to date of the 2012 annual meeting or, if later, the close of business on the tenth day following the date that public disclosure of the date of the 2012 annual meeting is first made.

Except for shareholder proposals subject to Rule 14a-8 under the Exchange Act, the written notice of a shareholder proposal must comply with the requirements of our amended and restated by-laws regarding shareholder proposals, including as to each matter the shareholder proposes to bring before the annual meeting, among other things, (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on our corporate books, of the shareholder proposing such business, (c) the class and number of shares of our common stock which are beneficially owned by the shareholder, including any synthetic equity interests or any short interests in our common stock, (d) any significant equity (including synthetic equity and short interests) in our principal competitors, and (e) any material interest of the shareholder in such shareholder’s proposal.

The written notice of a shareholder director nomination must comply with the requirements of our amended and restated by-laws regarding director nominations by shareholders, including as to each nominee the following information, among other things: (i) the name and address of each nominee proposed in such notice, (ii) the number of shares of our common stock which are beneficially owned by each such nominee, (iii) such other information concerning each such nominee as would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee as a director, (iv) any information that could be material to a reasonable shareholder’s understanding of the independence or lack of independence of such nominee, and (v) a completed and signed questionnaire, representation and agreement in accordance with our amended and restated by-laws. The questionnaire and written representation and agreement are available from the Secretary of the company upon written request.

If the presiding officer at any shareholders’ meeting determines that a shareholder proposal or director nomination was not made in accordance with our by-laws or SEC rules, as applicable, and subject to applicable SEC regulations, we may disregard that proposal or nomination. In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2012 annual meeting of shareholders, but the proposal complies with the advance notice procedure prescribed by our by-laws, then our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of our board of directors to vote on the proposal.

Proposals, director nominations and requests for the questionnaire, representation and agreement applicable to shareholder director nominees should be addressed to Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027.

GENERAL INFORMATION

Directions to Annual Meeting. If you require directions to the annual meeting, you may contact the office of our Secretary by calling (954) 364-6900 or visit our annual meeting website at http://annualmeeting.elizabetharden.com.

Expenses of Solicitation. We will bear the expense of soliciting proxies. Proxies will be solicited principally by mail. Our directors, officers and regular employees may, however, solicit proxies personally, by telephone or by facsimile transmission. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

Multiple Shareholders Sharing the Same Address. Regulations regarding the delivery of copies of proxy materials and annual reports to shareholders permit us, banks, brokerage firms, and other nominees to send one annual report and proxy statement to multiple shareholders who share the same address under certain circumstances. This practice is known as “householding.” Shareholders who hold their shares through a bank, broker, or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a shareholder wishes to revoke a “householding” consent previously provided to a bank, broker, or other nominee, the shareholder must contact the bank, broker, or other nominee, as applicable, to revoke such consent. In the event that a shareholder wishes to receive a separate proxy statement for the 201 1 Annual Meeting or a 2011 Annual Report, the shareholder may obtain copies by writing to Secretary, Elizabeth Arden, Inc., 2400 S.W. 145 Avenue, Miramar, Florida 33027, by calling (954) 364-6900, or by visiting our annual meeting website at http://annualmeeting.elizabetharden.com and downloading the PDF documents.

Any shareholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact us by mail or telephone as instructed above. Any shareholders sharing an address whose shares of common stock are held by a bank, broker, or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

Transfer Agent and Registrar. Our transfer agent and registrar is American Stock Transfer and Trust Company, 59 Maiden Lane, New York, NY 10038. Their telephone number is (800) 937-5449 and their website is www.amstock.com.

Other Matters. The board of directors is not aware of any matters to be presented at the annual meeting other than the matters described herein and does not intend to bring any other matters before the annual meeting. If any other matters should, however, come before the annual meeting, or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

Form 10-K

Shareholders entitled to vote at the meeting may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, including the consolidated financial statements required to be filed with the SEC, without charge, upon written request to Elizabeth Arden, Inc., Attention: Secretary, 2400 S.W. 145th Avenue, Miramar, Florida 33027, or by visiting our corporate website at www.elizabetharden.com.

By Order of the Board of Directors

OSCAR E. MARINA
Secretary

Miramar, Florida

October 11, 2011

EXHIBIT A

ELIZABETH ARDEN, INC.

2011 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I. PURPOSE AND DEFINITIONS

1.01	Purpose. The Elizabeth Arden, Inc. 2011 Employee Stock Purchase Plan provides a convenient method of acquiring shares of stock of Elizabeth Arden, Inc. for persons eligible to participate. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code and shall be interpreted to that end, but is not intended to be subject to Section 401(a) of the Code or the Employee Retirement Income Security Act of 1974.

1.02	Definitions. A term defined in the Plan shall have the meaning ascribed to it wherever it is used herein unless the context indicates otherwise or such term is defined below. When used herein, the following terms shall have the respective meanings set forth below:

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or any other committee designated by the Board to administer the Plan pursuant to Section 7.01 hereof.

“Company” means Elizabeth Arden, Inc.

“Designated Subsidiary” means a Subsidiary designated by the Committee to participate in the Plan in accordance with Section 2.01 hereof.

“Effective Date” means December 1, 2011.

“Eligible Compensation” for any pay period means, unless otherwise determined by the Committee, the amount of a Participant’s base salary or regular wages for such period. Eligible Compensation does not include, without limitation, any payments for reimbursement of expenses and other non-basic payments, unless otherwise determined by the Committee.

“Eligible Employee” means an employee eligible to participate in the Plan pursuant to Section 2.03 hereof.

“Enrollment Form” has the meaning set forth in Section 2.04 hereof.

“Fair Market Value” per Share as of a particular date means (i) if Shares are then listed on a national stock exchange, the closing price per Share on the exchange on such date or for the last preceding date on which there was a sale of Shares on such exchange, as determined by the Committee, (ii) if Shares are not then listed on a national stock exchange, but are then traded on an established over-the-counter market, the average of the closing bid and ask prices for such Shares in such over-the-counter market on such date or for the last preceding date on which there was a sale of such Shares in such market, as determined by the Committee, or (iii) if Shares are not then listed on a national exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided, that, if such Shares are listed or traded in accordance with clause (i) or (ii) above, but the Shares have not been traded for ten trading days the Committee may make a discretionary determination in accordance with clause (iii) above.

“Offering” means an offering of Shares by the Company pursuant to Section 4.02 hereof.

“Offering Date” means June 1st and December 1st of each year, unless otherwise provided by the Committee.

“Offering Period” means the six month period commencing on each Offering Date and ending on the next succeeding Purchase Date, unless otherwise provided by the Committee.

“Participant” means an Eligible Employee for whom payroll deductions are currently being made.

“Payroll Account” means a notional account maintained by the Company with respect to each Participant’s payroll deductions as contemplated by Section 5.01 hereof.

“Plan” means this Elizabeth Arden, Inc. 2011 Employee Stock Purchase Plan, as it may from time to time be amended.

“Plan Administrator” means a brokerage firm selected by the Company to maintain the Stock Accounts and perform such other administrative duties relating to the Plan as the Company may deem advisable; provided, that, no delegation shall be permitted under the Plan that is prohibited by applicable law.

“Purchase Date” means the last trading day of each Offering Period, unless otherwise provided by the Committee.

“Purchase Price” means the price per Share as contemplated by Section 4.03 hereof.

“Shares” means shares of common stock of the Company, par value $0.01 per share, or any other class or kind of shares resulting from the application of Article 8 hereof.

“Stock Account” means an account or participant trust maintained by a brokerage firm selected by the Company with respect to each Participant as contemplated by Section 5.02 hereof.

“Subsidiary” means any corporation that is a “subsidiary corporation” with respect to the Company under Section 424(f) of the Code.

ARTICLE II. PARTICIPATION

2.01	Adoption by Subsidiaries. The Committee may authorize the adoption of the Plan by one or more Subsidiaries (“Designated Subsidiaries”) from time to time, including Subsidiaries in nations other than the United States.

2.02	Foreign Subsidiaries. The Committee may set terms and conditions under this Plan that the Committee determines are necessary to comply with applicable foreign laws or advisable in light of such laws, as well as take any action it deems advisable to obtain approval of this Plan and its terms by an appropriate foreign governmental entity; provided that no such terms and conditions may be set nor action may be taken that would result in a violation of the United States laws applicable to the Company, including, without limitation, the Securities Exchange Act of 1934, as amended, or that would cause this Plan to fail to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code.

2.03	Eligibility to Participate. A person is an Eligible Employee and is eligible to participate in an Offering under the Plan if, as of the first day of such Offering, such person is (i) an employee of the Company or a Designated Subsidiary (determined under Treasury Regulation 1.421-1(h)) and (ii) customarily employed more than five (5) months per calendar year by the Company or its Designated Subsidiaries (as determined by reference to the Company’s employment records).

Notwithstanding the foregoing, the Committee shall have the discretion to exclude from the Plan or any Offering one or more of the following categories of employees: (i) highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code; (ii) employees who have been continuously employed by the Company or a Designated Subsidiary for a period of less than two (2) years; or (iii) employees who customarily work twenty (20) hours or less per week.

An employee of a Designated Subsidiary which ceases to be a Designated Subsidiary shall, automatically and without any further action, cease to be an Eligible Employee.

2.04	Participation Agreement. Participation in the Plan is voluntary with respect to each Offering. To participate in an Offering, a person must be an Eligible Employee and must complete a written or online enrollment form as specified by the Company (“Enrollment Form”) authorizing payroll deductions from his or her paycheck. An individual’s participation in the Plan will remain in effect through each consecutive Offering unless the Participant chooses to withdraw or becomes ineligible to participate in the Plan.

2.05	Termination of Participation. A Participant may withdraw at any time from any Offering by providing notice to the Company or the Plan Administrator, in such form as the Company may require. Participation will also end upon termination of a Participant’s employment with the Company or a Designated Subsidiary for any reason (including due to death or disability). At such time the Company shall distribute to such former Participant (or, in the event of death, pursuant to Section 2.06) the balance in his or her Payroll Account as soon as practicable, but not later than thirty (30) days, following such termination.

2.06	Designation of Beneficiary. A Participant may, by notice to the Company or its designee, designate a person or persons to receive the value of his or her Payroll Account or Stock Account in the event of the Participant’s death, in such form and manner as the Company may determine. A Participant may, by written notice to the Company during employment, alter or revoke such designation, subject always to any applicable law governing the designation of beneficiaries. Such notice shall be in such form and shall be executed in such manner as the Company may determine. If upon a Participant’s death the Participant has not designated a beneficiary under the Plan or such beneficiary does not survive the Participant, the value of a Participant’s Payroll Account or Stock Account shall be paid to his or her estate.

ARTICLE III. CONTRIBUTIONS

3.01	Payroll Deductions. A Participant may accumulate after-tax compensation to purchase Shares in an Offering by authorizing payroll deductions pursuant to an Enrollment Form, subject to such minimum and maximum limits (expressed in dollars or as a percentage of base salary or base wages) as the Committee may impose. Each Eligible Employee may elect a payroll deduction of 1% to 10% of Eligible Compensation from each paycheck paid during the Offering Period, in increments of 1% (i.e., 1%, 2%, 3%, etc.), unless otherwise provided by the Committee. Such payroll deductions shall be credited to a Participant’s Payroll Account with respect to the Offering to which they relate. Payroll deductions for an Offering shall commence with the first paycheck a Participant receives during the related Offering Period and shall end with the last paycheck a Participant receives during the related Offering Period. Paychecks will be treated as having been received when they are sent out or otherwise distributed.

3.02	Alternative Contributions. Where payroll deductions are not permitted by applicable law in a jurisdiction outside of the United States, the Committee may permit contributions by alternate means.

3.03	Change in Rate or Suspension of Contributions. A Participant may increase or decrease the rate of his or her payroll deductions one (1) time during an Offering by notice to the Company or the Plan Administrator in such form and manner as the Company requires. In addition, a Participant may, at any time during an Offering, suspend his or her payroll deductions by written notice to the Company or Plan Administrator in such form and manner as the Company requires. Such change shall be effective as of the first pay period thereafter by which the Company is able to process the change.

ARTICLE IV. OPTIONS TO ACQUIRE SHARES

4.01	Shares Reserved for the Plan. The number of Shares available for issuance under the Plan shall be 1,000,000 with respect to the ten (10) years following the adoption of the Plan. Any Shares that are not actually purchased under the Plan for any reason shall remain available for purchase hereunder. In the event the number of Shares to be purchased by Participants during any Offering exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available in such uniform manner as it shall determine to be equitable. Any excess cash amounts remaining in a Participant’s Payroll Account as a consequence of the implementation of the provisions of this paragraph shall be returned to the Participant, without interest, as soon as is administratively feasible.

4.02	Offerings. On each Offering Date, the Company will offer Shares for purchase under the Plan beginning with the Offering Date of December 1, 2011. The Company may make additional Offerings for different periods, provided that no Offering shall extend for more than 27 months.

4.03	Options. Each Offering shall constitute an option to purchase whole Shares at a price per Share equal to eighty five percent (85%) of the lesser of (i) the Fair Market Value of a Share on the applicable Offering Date of such Offering or (ii) the Fair Market Value of a Share on the Purchase Date applicable to such Offering, or such greater amount as may be determined by the Committee, in its discretion.

4.04	Individual Maximum Share Amount. Subject to Section 423 of the Code, the maximum number of Shares that a Participant may purchase in any given Offering Period or for any given year shall be determined by the Committee; provided that:

(a)	in no event may a Participant purchase Shares or other securities under the Plan or other plans qualifying under Section 423 of the Code sponsored by the Company and its related corporations at a rate that exceeds $25,000 in Fair Market Value of the stock (determined on the Offering Date) with respect to any calendar year, and

(b)	in no event shall a Participant be permitted to purchase more than 10,000 Shares during any Offering Period.

4.05	Purchase of Shares. Unless a Participant withdraws or becomes ineligible prior to the end of an Offering, the accumulated payroll deductions, and/or such alternative contributions as permitted by the Committee, deposited to his or her Payroll Account shall be automatically applied on the Purchase Date to purchase whole Shares to the extent feasible in accordance with the Offering. Such purchase shall be treated as the exercise of an option represented by the Offering. Any amount remaining in a Participant’s Payroll Account after such purchase (i.e. the amount remaining in a Participant’s Payroll Account due to a failure to purchase fractional Shares) shall be applied to the next Offering; provided that if the Participant is not a Participant for the next Offering Period, such remaining amount shall be returned to the Participant as soon as practicable, but not later than thirty (30) days, following the end of the applicable Offering Period. In the case of international Participants, any amount remaining in such Participant’s Payroll Account after such purchase shall be returned to the Participant as soon as practicable, but not later than thirty (30) days, following the end of the applicable Offering Period. Subject to Section 3.02 hereof, a Participant is not entitled or permitted to make cash payments in lieu of payroll deductions to acquire Shares in an Offering. In no event shall any Shares be purchased pursuant to an Offering more than 27 months after the commencement of the Offering.

4.06	Source of Shares. Shares offered under the Plan may be authorized and issued Shares, authorized but unissued Shares or treasury Shares. Shares may be purchased directly from the Company or by the Plan Administrator pursuant to directions from the Committee. If the Plan Administrator acquires Shares pursuant to an open market transaction, such purchase shall be made at the market price prevailing on the applicable exchange.

4.07	Restriction on 5% Owners. No employee shall be granted the right to purchase Shares under the Plan if, immediately after such purchase, such employee would possess stock having five percent (5%) or more of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, determined by applying the stock ownership rules of Section 424(d) of the Code.

4.08	Prohibition Against Assignment. A Participant’s right to purchase Shares under the Plan is exercisable only by the Participant during the Participant’s lifetime and may not be sold, pledged, assigned, surrendered or transferred in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign, surrender or transfer such rights shall be void and shall automatically cause any purchase rights held by the Participant to be terminated. In such event, the Company or the Plan Administrator may refund in cash, without interest, all contributions credited to a Participant’s Account.

ARTICLE V. ACCOUNTS

5.01	Establishment of Payroll Accounts. The Company shall maintain a separate notional Payroll Account for each Participant to record the amount of payroll deductions with respect to each Offering. All funds held by the Company under the Plan shall not be segregated from other corporate funds (except that the Company may in its discretion establish a separate bank or investment account in its own name) and may be used by the Company for any corporate purpose. No interest or other earnings shall be credited to any contributions to a Payroll Account under the Plan.

5.02	Custody of Shares. All Shares purchased as provided in Section 4.05 shall be initially maintained in separate Stock Accounts for the Participants by the Plan Administrator. The Company shall deliver the Shares to the Stock Account as soon as reasonably practicable after the close of the applicable Purchase Date. A Participant shall be free to undertake a disposition (as that term is defined in Section 424 of the Code) of the Shares in his or her Stock Account at any time, whether by sale, exchange, gift or other transfer of legal title, but, in the absence of such a disposition of such Shares, unless otherwise provided by the Committee, the Shares must remain in the Participant’s Stock Account with the Plan Administrator until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to those Shares for which the Section 423(a) holding period has been satisfied, the Participant may, without limitation, move those Shares to another brokerage account of the Participant’s choosing or request that a stock certificate be issued and delivered to him or her. The Plan Administrator may require, in its sole discretion, that the Participant bear the cost of transferring such Shares or issuing Shares.

5.03	Voting of Shares. A Participant shall direct the Plan Administrator as to how to vote the Shares credited to his or her Stock Account following the purchase of such Shares.

ARTICLE VI. DISBURSEMENTS FROM ACCOUNT

6.01	Withdrawal of Contributions. Upon a Participant’s withdrawal from any Offering, all or any designated portion of the contributions credited to a Participant’s Payroll Account with respect to such Offering shall be disbursed, without interest, to the Participant (or, in the event of death, pursuant to Section 2.06).

6.02	Withdrawal of Shares. Subject to Section 5.02, a Participant may at any time withdraw all or any number of whole Shares credited to his or her Stock Account under the Plan by directing the Plan Administrator to cause his or her Shares to be (i) transferred to another brokerage account of the Participant’s choosing or issued as certificates in his or her name (subject to the charges described in Section 7.03) or (ii) sold and the net proceeds (less applicable commissions and other charges) distributed in cash to the Participant as described in Section 6.03 hereof.

6.03	Sale of Shares. If a Participant elects to receive the proceeds from the sale of his or her Shares, the amount payable shall be determined by the Plan Administrator on the date of sale, less any applicable commissions, fees and charges. The Plan Administrator, acting on a Participant’s behalf, shall take such action as soon as practicable, but in no event later than five (5) business days after receipt of notification from the Participant. The Company assumes no responsibility in connection with such transactions, and all commissions, fees or other charges arising in connection therewith shall be borne directly by the Participant. The amount thus determined shall be paid in a lump sum to the Participant.

6.04	Unpaid Leave of Absence. Unless a Participant has voluntarily withdrawn his or her contributions from the Plan, Shares will be purchased with contributions to his or her Payroll Account on the last day of the Offering next following commencement of an unpaid leave of absence by such Participant provided such leave does not constitute a termination of employment. The number of Shares to be purchased will be determined by applying to the purchase the amount of the Participant’s contributions made up to the commencement of such unpaid leave of absence. Upon the termination of a Participant’s unpaid leave of absence and the Participant’s return to work at the Company, payroll deductions and alternative contributions shall resume at the rate in effect at the commencement of the unpaid leave of absence.

ARTICLE VII. ADMINISTRATION AND EXPENSES

7.01	Committee. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret and administer the Plan. The Committee shall have full and exclusive power to adopt rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee or as otherwise required by the Committee charter, shall be the acts of the Committee for purposes of the Plan. No member of the Committee may act as to matters under the Plan specifically relating to such member.

The Committee may delegate to one or more of its members, one or more officers of the Company or any Designated Subsidiary, and one or more agents or advisors such administrative duties or powers as it may deem advisable; provided that no delegation shall be permitted under the Plan that is prohibited by applicable law.

7.02	Expenses for Purchase of Shares. The Company shall pay brokerage commissions, fees and other charges, if any, incurred for purchases of Shares with payroll deductions made under the Plan.

7.03	Expenses to Sell or Transfer Shares. All brokerage commissions, fees or other charges in connection with any sale or other transfer of Shares shall be paid by the Participant. In addition, any charges by the Plan Administrator in connection with a Participant’s request to have certificates representing Shares registered in his or her name shall be paid by the Participant.

7.04	Post-Termination Expenses. Upon a Participant’s termination of employment or his or her withdrawal from the Plan for any other reason, all commissions, fees and other charges thereafter relating to the Participant’s Stock Account will be the Participant’s responsibility.

7.05	Exchange Rate Risk. Contributions of Participants who are: (i) employed by a Designated Subsidiary of the Company located outside of the United States, (ii) paid in foreign currency and (iii) contributed in foreign currency to the Plan (whether through payroll deductions or alternative contributions), will be converted to U.S. dollars at an exchange rate determined in the manner prescribed by the Committee. Each such Participant shall bear the risk of currency exchange fluctuations between the date on which contributions are converted to U.S. dollars and the day Shares are purchased pursuant to Section 4.05 of the Plan. In no event shall any exchange rate conversion cause the purchase price of any Share to fall below the price determined pursuant to Section 4.03 of the Plan.

ARTICLE VIII. MERGERS AND OTHER SHARE ADJUSTMENTS

8.01	Mergers or Other Consolidations. In the event that the Company is a party to a sale of all or substantially all of its assets, a merger or consolidation, outstanding options to purchase Shares under the Plan shall be subject to the agreement of sale, merger or consolidation. Such agreement, without the consent of any Participant, may provide for:

(a)	the continuation of such outstanding options by the Company (if the Company is the surviving corporation);

(b)	the assumption of the Plan and such outstanding options by the surviving corporation or its parent;

(c)	the substitution by the surviving corporation or its parent of options with substantially the same terms for such outstanding options, including the substitution of shares of common stock of the surviving corporation or its parent with such appropriate adjustments so as not to enlarge or diminish the rights of Participants;

(d)	the cancellation of such outstanding options without payment of any consideration other than the return of contributions credited to Participants’ Payroll Accounts, without interest; or

(e)	the shortening of any Offering then in progress by setting a new Purchase Date (the “New Purchase Date”). The New Purchase Date shall be before the date of the proposed sale, merger or consolidation. Each Participant will be notified in writing that the last day of the Offering has been changed to the New Purchase Date and that the applicable number of Shares will be purchased automatically on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 6.01.

8.02	Adjustments to Shares or Options. In the event of a subdivision of the outstanding common stock, a declaration of a dividend payable in Shares, a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the fair market value of the Shares, a combination or consolidation of the outstanding Shares into a lesser number of Shares, a recapitalization, a spin-off, a reclassification or a similar occurrence, the Board shall make appropriate adjustments so as not to enlarge or diminish the rights of Participants, in one or more of (i) the number of Shares available for purchase under the Plan, (ii) the number of Shares subject to purchase under outstanding options, or (iii) the purchase price per Share under each outstanding option.

8.03	Shares No Longer Listed or Traded. Notwithstanding any other provision of the Plan, if the Common Stock ceases to be listed or traded, as applicable, on a national stock exchange or over-the-counter market, then, in the discretion of the Committee, (i) the balance in the Participant’s Payroll Account not theretofore invested may be refunded, without interest, to the Participant, and such Participant shall have no further rights or benefits under the Plan, (ii) an amount equal to the product of the Fair Market Value of a Share on the date of such event multiplied by the number of Shares such Participant would have been able to purchase with the balance of his or her Payroll Account on such event if it were a Purchase Date may be paid to the Participant, and such Participant shall have no further rights or benefits under the Plan, or (iii) the Plan may be continued without regard to the application of this sentence.

ARTICLE IX. AMENDMENT AND TERMINATION

9.01	Authority. The Board may at any time terminate or amend the Plan in any respect, including, but not limited to, terminating the Plan prior to the end of an Offering Period or reducing the term of an Offering Period; provided that the Plan may not be amended in any way that would cause the Plan, if such amendment were not approved by the Company’s shareholders, to fail to comply with (i) the requirements for employee stock purchase plans under Section 423 of the Code or (ii) any other requirement of applicable law or regulation, unless and until shareholder approval is obtained.

9.02	Termination of the Plan. This Plan shall terminate at the earliest to occur of:

(a)	the tenth anniversary following shareholder approval of the Plan;

(b)	the date the Board acts to terminate the Plan in accordance with paragraph 9.01; and

(c)	the date when the total number of Shares to be offered under this Plan, as set forth in Paragraph 4.01, have been purchased.

9.03	Distributions on Plan Termination. Upon termination of the Plan at the end of an Offering, Shares shall be issued to Participants, and cash, if any, remaining in the Payroll Accounts of the Participants, shall be refunded, without interest, to them as soon as practicable, but not later than thirty (30) days, following such Plan termination. Upon termination of the Plan prior to the end of an Offering, all amounts not previously applied to the purchase of Shares shall be distributed to the Participants, as if the Plan had terminated at the end of an Offering.

ARTICLE X. MISCELLANEOUS

10.01

Title of Stock Accounts. Each Stock Account shall be in the name of the Participant or, if permitted by the Committee and the Participant so indicates on the appropriate form, in his or her name jointly with another person, with right of survivorship. If permitted by the Committee, a Participant who is a resident of a jurisdiction that does not recognize such a joint tenancy may have a Stock Account in his or her name as tenant in common with another person without right of survivorship.

10.02	No Employment Rights. The Plan shall not be deemed to constitute a contract of employment between the Company or any Designated Subsidiary and any Participant, nor shall it interfere with the right of the Company or any Designated Subsidiary to terminate a Participant and treat a Participant without regard to the effect which such treatment might have upon such Participant under the Plan.

10.03	Tax Withholding; Disqualifying Dispositions. Notwithstanding any other provision of the Plan, the Company or the Designated Subsidiary shall withhold from amounts to be paid to a Participant as wages, any applicable Federal, state or local withholding or other taxes which it is from time to time required by law to withhold. If Shares acquired under the Plan are disposed of in a disposition that does not satisfy the holding period requirements of Section 423(a) of the Code, such Participant shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any Designated Subsidiary) thereupon has a tax-withholding obligation, shall pay to the Company (or such Designated Subsidiary) an amount equal to any withholding tax the Company (or Designated Subsidiary) is required to pay as a result of the disqualifying disposition or satisfy such obligation by such other arrangements as may be permitted by the Company.

10.04	Governmental Regulations; Further Assurances. The Plan, and the grant and exercise of the rights to purchase Shares hereunder, and the Company’s obligation to sell and deliver Shares upon the exercise of rights to purchase Shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to the completion of any registration or qualification of such Shares under, and the obtaining of any approval under or compliance with, any state or federal law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable. Certificates for Shares issued hereunder may be legended as the Committee may deem appropriate.

Each Participant shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participants pursuant to the Plan.

10.05	Effective Date of the Plan. The Plan shall be effective as of the Effective Date, or, if later, the date the Plan is approved by the shareholders of the Company.

10.06	Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Florida and without regard to the conflict of laws principles of such state.

This Plan was duly adopted and approved by the Board of Directors of the Company at a meeting held on August 9, 2011.

0                    ¢

REVOCABLE PROXY - COMMON STOCK

ELIZABETH ARDEN, INC.

ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 9, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Oscar E. Marina and Beatriz Koltis as attorneys and proxies, each with full powers of substitution, to act for the undersigned to vote all shares of common stock of Elizabeth Arden, Inc., with respect to which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at our office located at 2400 S.W. 145 Avenue, Miramar, Florida 33027, on Wednesday, November 9, 2011 at 10:00 a.m., local time, and at any adjournment or postponement thereof, as stated on the reverse side.

Each shareholder giving a proxy has the power to revoke it any time before it is voted, either in person at the annual meeting, by written notice to the Secretary of Elizabeth Arden, Inc. or by delivery of a later-dated proxy. Attendance at the annual meeting without further action will not automatically revoke a proxy.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

ELIZABETH ARDEN, INC.

November 9, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

The Notice of Meeting, Proxy Statement and Annual Report

are available at http://annualmeeting.elizabetharden.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 00003333333304033000 7	110911

The Board of Directors recommends a vote FOR Proposals 1, 2, 4 and 5 and a vote for 1 YEAR on Proposal 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

In their judgment, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement thereof.		Proposal 1.	Election of Directors

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED HEREIN. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR the election of all of the nominees for director named in the Proxy Statement (Proposal 1); FOR the approval, on an advisory basis, of the compensation of our executive officers (Proposal 2); FOR the approval, on an advisory basis, of an annual advisory vote on the compensation of our executive officers (Proposal 3); FOR the approval of the Elizabeth Arden, Inc. 2011 Employee Stock Purchase Plan (Proposal 4); FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2012 (Proposal 5); and in the discretion of the proxy holders as to any other matter that may properly come before the annual meeting and any adjournment or postponement thereof.

					FOR	AGAINST	ABSTAIN
			E. Scott Beattie		☐	☐	☐
			Fred Berens		☐	☐	☐
			Maura J. Clark		☐	☐	☐
			Richard C.W. Mauran		☐	☐	☐
			William M. Tatham		☐	☐	☐
			J. W. Nevil Thomas		☐	☐	☐
			A. Salman Amin		☐	☐	☐

		Proposal 2.	Approval, on an advisory basis, of the compensation of our executive officers.		☐	☐	☐

				1 year	2 year	3 year	ABSTAIN
		Proposal 3.	Advisory vote on the frequency of future advisory votes on the compensation of our executive officers.	☐	☐	☐	☐

					FOR	AGAINST	ABSTAIN
		Proposal 4.	Approval of the Elizabeth Arden, Inc. 2011 Employee Stock Purchase Plan.		☐	☐	☐

		Proposal 5.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.		☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢	¢